UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934
(Amendment No.         )

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athenahealth, Inc.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than Registrant)
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April 28, 2016
Dear Shareholder:
You are cordially invited to attend the 2016 Annual Meeting of Shareholders of athenahealth, Inc. to be held on Tuesday, June 14, 2016, at 5:00 p.m. Eastern Time, at our headquarters at 311 Arsenal Street, Watertown, Massachusetts 02472. Directions to our headquarters can be found on the last page of the Proxy Statement.
Pursuant to the Securities and Exchange Commission rules that allow issuers to furnish proxy materials to shareholders over the Internet, we are posting the proxy materials on the Internet and delivering a notice of the Internet availability of the proxy materials. This delivery process will allow us to provide shareholders with the information they need, while lowering the costs of delivery and reducing the environmental impact of the Annual Meeting. On or about April 28, 2016, we will begin mailing to our shareholders a Notice of Internet Availability containing instructions on how to access or request a copy of our Proxy Statement for the 2016 Annual Meeting of Shareholders and our Annual Report on Form 10-K for the year ended December 31, 2015.
The Notice of 2016 Annual Meeting of Shareholders and the Proxy Statement contain details of the business to be conducted at the Annual Meeting.
Whether or not you attend the Annual Meeting, it is important that your shares be represented and voted at the meeting. Therefore, I urge you to promptly vote by submitting your proxy via the Internet at the address listed on the proxy card or by signing, dating, and returning the enclosed proxy card in the enclosed envelope. If you decide to attend the Annual Meeting, you will be able to vote in person, even if you have previously submitted your proxy.
On behalf of the Board of Directors, I would like to express our appreciation for your continued interest in the affairs of athenahealth, Inc. I look forward to greeting as many of our shareholders as possible at the Annual Meeting.

Sincerely,

Jonathan Bush
Chief Executive Officer, President, and Chairman of the Board of Directors

athenahealth, Inc.
NOTICE OF 2016 ANNUAL MEETING OF SHAREHOLDERS

Date and Time:	Tuesday, June 14, 2016 5:00 p.m. Eastern Time
Place:	athenahealth, Inc. headquarters 311 Arsenal Street Watertown, MA 02472
Items of Business:
1. Elect two directors, Dev Ittycheria and John Kane, to serve as Class III directors for a term of three years and until their successors are duly elected and qualified, subject to their earlier resignation or removal;

2. Ratify the appointment of Deloitte LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2016;

3. Hold an advisory vote to approve the compensation of our named executive officers; and

4. Transact other business as may properly come before the meeting.

Record Date:	You are entitled to vote only if you were a shareholder as of the close of business on April 15, 2016.
Voting:
Your vote is important. Whether or not you are able to attend the meeting in person, it is important that your shares be represented. To ensure that your vote is recorded promptly, please vote as soon as possible, even if you plan to attend the meeting. For instructions on how to vote your shares, please refer to the instructions on the Notice of Internet Availability of Proxy Materials you received in the mail, the section titled “How to Vote” beginning on page 1 of this Proxy Statement or, if you requested to receive printed proxy materials, your enclosed proxy card.

By Order of the Board of Directors,

Jonathan Bush
Chief Executive Officer, President, and Chairman of the Board of Directors

In this Proxy Statement, the terms “athenahealth,” “we,” “us,” and “our” refer to athenahealth, Inc. The mailing address of our principal executive office is athenahealth, Inc., 311 Arsenal Street, Watertown, MA 02472.

athenahealth, Inc.
311 Arsenal Street
Watertown, Massachusetts
April 28, 2016

PROXY STATEMENT
GENERAL INFORMATION
Our board of directors (the “Board of Directors”) has made this Proxy Statement and related materials available to you on the Internet, or at your request has delivered printed versions to you by mail, in connection with the Board of Directors’ solicitation of proxies for our 2016 Annual Meeting of Shareholders (the “Annual Meeting”).
Internet Availability of Proxy Materials
We are providing access to our proxy materials over the Internet. On April 28, 2016, we mailed a Notice of Internet Availability of Proxy Materials (the “Notice”) to shareholders, unless they requested a printed copy of proxy materials. The Notice contains instructions on how to access our proxy materials and how to vote. If you would like to receive a paper or e-mail copy of our proxy materials, please follow the instructions in the Notice. If you requested printed versions of these materials by mail, the materials will include a proxy card for the Annual Meeting.
Important Notice Regarding the Availability of Proxy Materials for the 2016 Annual Meeting of Stockholders
This Proxy Statement and our Annual Report on Form 10-K for the fiscal year ended December 31, 2015 (the "Annual Report") are available at www.proxyvote.com. You may also find a copy of this Proxy Statement and our Annual Report (with exhibits) on the SEC website at www.sec.gov. A copy of our Annual Report, excluding exhibits, may be obtained by shareholders, without charge, by written request to the attention of our Secretary at 311 Arsenal Street, Watertown, MA 02472.
Who May Vote
You are entitled to vote at the Annual Meeting only if you owned shares of athenahealth common stock at the close of business on April 15, 2016, which is referred to as the “record date.” Each share entitles its owner to one vote.
Quorum
The holders of a majority of shares entitled to vote, present in person or represented by proxy, will constitute a quorum for the transaction of business at the Annual Meeting. Shares that are voted "for", “abstain”, “withheld”, and broker “non-votes” are counted as present for purposes of determining whether a quorum is present at the Annual Meeting. On April 15, 2016, the record date, there were 39,262,893 shares of athenahealth common stock outstanding. No shares of athenahealth preferred stock were outstanding on the record date.
How to Vote
Shareholders of record (e.g., shareholders who hold their shares in their own name) can vote in the following ways:

•	Via Internet: You can vote online at: www.proxyvote.com by following the instructions in the Notice.

•	By Phone: You can vote by telephone by following the instructions in the Notice.

•	By Mail: If you requested printed copies of proxy materials, you can vote by mailing your proxy as described in the proxy materials.

•	In Person: You can vote by attending the Annual Meeting, or sending a person with an appropriate proxy, to vote by ballot.
If your shares are held in “street name” (e.g., the name of a bank, broker, trustee, or nominee), you will receive instructions from the shareholder of record that you must follow in order for your shares to be voted. If you wish to vote in person at the Annual Meeting, you must obtain a legal proxy from the bank, broker, trustee, or nominee that holds your shares.
If you have any questions about voting, please call Okapi Partners LLC at (877) 629-6356.
Revoking a Proxy
If you are a shareholder of record, you may revoke your proxy by (1) entering a new vote over the Internet, by telephone, or by mail before the Annual Meeting, (2) providing a written notice of revocation to our Secretary prior to the taking of the vote at the Annual Meeting, or (3) attending the Annual Meeting and voting in person (although attendance at the Annual Meeting will not in and of itself revoke a proxy). Any written notice of revocation or subsequent proxy card should be hand delivered to our Secretary or sent to our principal executive offices, athenahealth, Inc., 311 Arsenal Street, Watertown, MA 02472, Attention: Secretary. If a bank, broker, trustee, or nominee holds your shares, you must contact them in order to find out how to change your vote.

Required Vote
Under our By-laws, any proposal other than an election of directors is decided by a majority of the votes properly cast for and against such proposal, except where a larger vote is required by law or by our Certificate of Incorporation or By-laws. Our majority voting policy included in our corporate governance guidelines requires that each director nominee in an uncontested election must be elected by a majority of the votes cast in that election. The elections for the Annual Meeting are uncontested elections and, accordingly, each director nominee must be elected by a majority of votes cast in that election. Abstentions and broker “non-votes” are not included in the tabulation of the voting results on any such proposal and, therefore, do not have the effect of votes in opposition to such proposals. A broker “non-vote” occurs when a nominee holding shares for a beneficial owner does not vote on a particular proposal because the nominee does not have discretionary voting power with respect to that item and has not received instructions from the beneficial owner.
How Shares Will Be Voted
Your shares will be voted in accordance with your instructions. If you submit a proxy without giving voting instructions, your shares will be voted in the manner recommended by the Board of Directors on all matters presented in this Proxy Statement, and as the persons named as proxies may determine in their discretion with respect to any other matters properly presented at the Annual Meeting.
If your shares are held in “street name” by a brokerage firm, your brokerage firm is required to vote your shares according to your instructions. If you do not give instructions to your brokerage firm, the brokerage firm will still be able to vote your shares with respect to certain “discretionary” items, but will not be allowed to vote your shares with respect to “non-discretionary” items. Proposals 1 and 3 are “non-discretionary” items. If you do not instruct your broker how to vote with respect to those proposals, your broker may not vote for those proposals, and those votes will be counted as broker “non-votes.” In contrast, we believe that Proposal 2 is considered to be a discretionary item, and your brokerage firm will be able to vote on this proposal even if it does not receive instructions from you.
Other Matters
If any other matters are properly presented for consideration at the Annual Meeting, including, among other things, consideration of a motion to adjourn the Annual Meeting to another time or place (including, without limitation, for the purpose of soliciting additional proxies), the persons named in the proxy card and acting thereunder will have discretion to vote on those matters in accordance with their best judgment. We do not currently anticipate that any other matters will be raised at the Annual Meeting.
Expenses of Solicitation
Our Board of Directors is making this solicitation and we will pay the entire cost of preparing and distributing the Notice and these proxy materials and soliciting votes. If you choose to access the proxy materials or vote over the Internet, you are responsible for any Internet access charges that you may incur. Our officers and employees may, without compensation other than their regular compensation, solicit proxies through further mailings, personal conversations, facsimile transmissions, e-mails, or otherwise. We have engaged Okapi Partners LLC to assist in the solicitation of proxies and provide related advice and informational support, for a services fee and the reimbursement of customary disbursements that are not expected to exceed $15,000 in the aggregate.
Procedure for Submitting Shareholder Proposals
Shareholder proposals intended to be presented at the next annual meeting of our shareholders must satisfy the requirements of the notice procedures set forth in our By-laws. To be timely for our next annual meeting of shareholders, any such proposal must be delivered in writing to our Secretary at our principal executive offices between the close of business on February 14, 2017 and March 16, 2017. If the date of the next annual meeting of the shareholders is scheduled to take place before May 15, 2017 or after August 13, 2017, notice by the shareholder must be delivered no earlier than the close of business on the 120th day prior to such annual meeting and no later than the close of business on the later of (1) the 90th day prior to such annual meeting or (2) the 10th day following the day on which public announcement of the date of such meeting is first made.
In addition, any shareholder proposal intended to be included in the Proxy Statement for the next annual meeting of our shareholders must also satisfy the Securities and Exchange Commission (the “SEC”) regulations under Rule 14a-8 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and be received not later than December 29, 2017. If the date of the annual meeting is moved by more than 30 days from the date contemplated at the time of the previous year’s Proxy Statement, then notice must be received within a reasonable time before we begin to print and send proxy materials. If that happens, we will publicly announce the deadline for submitting a proposal in a press release or in a document filed with the SEC.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
The following table sets forth certain information regarding beneficial ownership of our common stock as of April 15, 2016 for: each person known to us to be the beneficial owner of more than five percent of our outstanding common stock; each of our named executive officers ("NEOs"); each of our directors and nominees; and all of our directors and executive officers as a group.
Beneficial ownership is determined in accordance with the rules of the SEC and generally includes voting or investment power with respect to securities. Except as noted by footnote, and subject to community property laws where applicable, we believe based on the information provided to us that the persons and entities named in the table below have sole voting and investment power with respect to all shares of our common stock shown as beneficially owned by them.
The table lists applicable percentage ownership based on 39,262,893 shares of our common stock outstanding as of April 15, 2016. The number of shares beneficially owned includes shares of our common stock that each person has the right to acquire within 60 days of April 15, 2016, including upon the exercise of stock options or the vesting of restricted stock units (“RSUs”). These stock options and RSUs are deemed outstanding for the purpose of computing the percentage of outstanding shares of our common stock owned by such person but are not deemed outstanding for the purpose of computing the percentage of outstanding shares of our common stock owned by any other person.

Name and Address of Beneficial Owner(1)	Number of Shares Beneficially Owned	Percent of Class
FMR LLC(2) 245 Summer Street Boston, MA 02210	5,824,495	14.83%
Sands Capital Management, LLC(3) 1101 Wilson Blvd., Suite 2300 Arlington, VA 22209	4,167,503	10.61%
Morgan Stanley(4) 1585 Broadway New York, NY 10036	3,812,261	9.71%
Janus Capital Management LLC(5) 151 Detroit Street Denver, CO 80206	3,331,131	8.48%
Wellington Management Company LLP(6) 280 Congress Street Boston, MA 02210	3,306,403	8.42%
Capital Research Global Investors(7) 333 South Hope Street Los Angeles, CA 90071	3,008,523	7.66%
Artisan Partners Limited Partnership(8) 875 East Wisconsin Avenue, Suite 800 Milwaukee, WI 53202	2,642,944	6.73%
The Vanguard Group(9) 100 Vanguard Blvd. Malvern, PA 19355	2,609,701	6.65%
T. Rowe Price Associates, Inc.(10) 100 E. Pratt Street Baltimore, MD 21202	2,549,522	6.49%
The Growth Fund of America(11) 333 South Hope Street Los Angeles, CA 90071	2,529,861	6.44%
Jonathan Bush(12)	1,034,489	2.59%
Kristi A. Matus(13)	10,455	*
Stephen N. Kahane(14)	39,348	*
Ed Park(15)	31,691	*
Kyle Armbrester	—	—%
Amy Abernethy(16)	2,949	*
Brandon Hull(17)	30,652	*
Dev Ittycheria(18)	9,842	*
John A. Kane(19)	37,713	*
Jacqueline B. Kosecoff(20)	7,279	*
David E. Robinson(21)	11,569	*
All directors and executive officers as a group (15 persons)(22)	1,218,318	3.04%

*	Represents beneficial ownership of less than one percent of outstanding common stock.

(1)	Unless otherwise indicated, the address for each beneficial owner is c/o athenahealth, Inc., 311 Arsenal Street, Watertown, MA 02472.

(2)
Based solely on a Schedule 13G/A filed on February 12, 2016, by FMR LLC, Abigail P. Johnson, family member of Edward C. Johnson 3d, the Chairman of FMR LLC, and Fidelity OTC Portfolio reporting beneficial ownership as of December 31, 2015. FMR LLC reported sole voting power over 324,002 shares and sole dispositive power over 5,824,495 shares. Members of the Edward C. Johnson 3d family, including Abigail P. Johnson, together own approximately 49% of the voting power of FMR LLC. The Johnson family and all other Series B shareholders have entered into a shareholders’ voting agreement under which all Series B voting common shares will be voted in accordance with the majority vote of Series B voting common shares. Accordingly, through their ownership of voting common shares and the execution of the shareholders’ voting agreement, members of the Johnson family may be deemed, under the Investment Company Act of 1940, to form a controlling group with respect to FMR LLC. Neither FMR LLC nor Abigail P. Johnson has the sole power to vote or direct the voting of the shares owned directly by the various investment companies registered under the Investment Company Act of 1940 (the “Fidelity Funds”) advised by Fidelity Management & Research Company, a wholly owned subsidiary of FMR LLC, which power resides with the Fidelity Funds’ board of trustees. Fidelity Management & Research Company carries out the voting of the shares under written guidelines established by the Fidelity Funds’ board of trustees.

(3)
Based solely on a Schedule 13G/A filed on February 16, 2016, by Sands Capital Management, LLC, reporting beneficial ownership as of December 31, 2015. The shareholder reports sole voting power over 3,254,335 shares and sole dispositive power over all of the shares.

(4)
Based solely on a Schedule 13G/A filed on February 11, 2016, by Morgan Stanley and Morgan Stanley Investment Management, Inc. reporting beneficial ownership as of December 31, 2015. The entities reported the following beneficial ownership: (i) 3,812,261 shares beneficially owned by Morgan Stanley, with sole voting power over 3,797,907 shares and shared dispositive power over all of the shares, and (ii) 3,812,261 shares beneficially owned by Morgan Stanley Investment Management, Inc., with sole voting power over 3,797,907 shares and shared dispositive power over all of the shares.

(5)
Based solely on a Schedule 13G/A filed on February 16, 2016, by Janus Capital Management LLC reporting beneficial ownership as of December 31, 2015. The shareholder reported sole voting power and sole dispositive power over 3,329,131 shares and shared voting power and shared dispositive power over 2,000 shares. Janus Capital has a direct 96.81% ownership stake in INTECH Investment Management ("INTECH") and a direct 100% ownership stake in Perkins Investment Management LLC ("Perkins"). Due to the above ownership structure, holdings for Janus Capital, Perkins and INTECH are aggregated for purposes of the Schedule 13G/A. Janus Capital, Perkins and INTECH are registered investment advisers, each furnishing investment advice to various investment companies registered under Section 8 of the Investment Company Act of 1940 and to individual and institutional clients (collectively referred to herein as "Managed Portfolios"). As a result of its role as investment adviser or sub-adviser to the Managed Portfolios, Janus Capital may be deemed to be the beneficial owner of 3,329,131 shares held by such Managed Portfolios. As a result of its role as investment adviser or sub-adviser to the Managed Portfolios, INTECH may be deemed to be the beneficial owner of 2,000 shares held by such Managed Portfolios. However, Janus Capital and INTECH do not have the right to receive any dividends from, or the proceeds from the sale of, the securities held in the Managed Portfolios and disclaim any ownership associated with such rights.

(6)
Based solely on a Schedule 13G filed on February 11, 2016, by Wellington Management Group LLP, Wellington Group Holdings LLP, Wellington Investment Advisors Holdings LLP ("Wellington Funds"), and Wellington Management Company LLP ("WMC") reporting beneficial ownership as of December 31, 2015. The entities reported the following beneficial ownership: (i) 3,306,403 shares beneficially owned by the Wellington Funds, with shared voting power over 1,050,469 shares and shared dispositive power over all of the shares, and (ii) 3,236,435 shares beneficially owned by WMC, with shared voting power over 1,029,484 shares and shared dispositive power over all of the shares.

(7)
Based solely on a Schedule 13G/A filed on February 16, 2016, by Capital Research Global Investors reporting beneficial ownership as of December 31, 2015. The shareholder reports sole voting power and sole dispositive power over all the shares.

(8)
Based solely on a Schedule 13G/A filed on February 2, 2016, by Artisan Partners Limited Partnership (“APLP”), Artisan Investments GP LLC, Artisan Partners Holdings LP, Artisan Partners Asset Management Inc., and Artisan Partners Funds, Inc. (“Artisan Funds”) reporting beneficial ownership as of December 31, 2015. This Schedule 13G/A reports that the shares have been acquired on behalf of discretionary clients of APLP, with APLP holding 2,642,944 shares, including 1,515,116 shares on behalf of Artisan Funds. The shareholders reported that they have shared voting power over 2,405,756 shares and shared dispositive power over all of the shares.

(9)
Based solely on a Schedule 13G/A filed on February 10, 2016, by The Vanguard Group reporting beneficial ownership as of December 31, 2015. The shareholder reports sole voting power over 28,473 shares, shared voting power 2,100 shares, sole dispositive power over 2,581,428 shares, and shared dispositive power over 28,273 shares.

(10)
Based solely on a Schedule 13G/A filed on February 11, 2016, by T. Rowe Price Associates, Inc. reporting beneficial ownership as of December 31, 2015. The shareholder reports sole voting power over 443,366 shares and sole dispositive power over all of the shares.

(11)
Based solely on a Schedule 13G/A filed on February 15, 2016, by The Growth Fund of America reporting beneficial ownership as of December 31, 2015. The Growth Fund of America, an investment company registered under the Investment Company Act of 1940, which is advised by Capital Research and Management Company (“CRMC”), is the beneficial owner of 2,529,861 shares. CRMC manages equity assets for various investment companies through three divisions, Capital Research Global Investors, Capital World Investors, and Capital International Investors. These divisions generally function separately from each other with respect to investment research activities and they make investment decisions and proxy voting decisions for the investment companies on a separate basis. The shareholder reports that it does not have voting power over any of the shares.

(12)
Includes 730,380 shares issuable to Mr. Bush upon exercise of stock options. Excludes 111,994 shares held by the Bush 2004 Gift Trust for the benefit of certain of Mr. Bush’s children, for which trust Carl B. Byers and Stephanie Seldon serve as co-trustees and who, acting together by unanimous consent, have the sole voting and dispositive power over such shares. Excludes 27,998 shares held by the Oscar W. Bush 2007 Gift Trust, the beneficiary of which is Mr. Bush’s child, for which trust Carl B. Byers serves as trustee and has sole voting and dispositive power over such shares.

(13)	Includes 9,462 shares issuable to Ms. Matus upon exercise of stock options and 200 shares held in an individual retirement account.

(14)	Includes 25,534 shares issuable to Dr. Kahane upon exercise of stock options.

(15)	Includes 12,500 shares issuable to Mr. Park upon exercise of stock options.

(16)	Includes 1,569 shares issuable to Dr. Abernethy upon vesting of RSUs.

(17)	Includes 23,565 shares issuable to Mr. Hull upon exercise of stock options.

(18)	Includes 1,569 shares issuable to Mr. Ittycheria upon vesting of RSUs.

(19)	Includes 31,580 shares issuable to Mr. Kane upon exercise of stock options and 1,569 shares upon vesting of RSUs.

(20)	Includes 1,569 shares issuable to Dr. Kosecoff upon vesting of RSUs.

(21)	Includes 10,000 shares issuable to Mr. Robinson upon exercise of stock options and 1,569 shares issuable upon vesting of RSUs.

(22)	Includes an aggregate of 844,763 shares issuable upon exercise of stock options and 7,845 shares upon vesting of RSUs held by our directors and executive officers.
DIRECTORS AND EXECUTIVE OFFICERS
The following table identifies our directors and executive officers and sets forth their current position(s) at athenahealth and their ages as of April 30, 2016.

Name	Age	Position
Jonathan Bush	47	Chief Executive Officer, President, and Chairman of the Board of Directors
Amy Abernethy	47	Director
Brandon Hull	55	Lead Director
Dev Ittycheria	49	Director
John A. Kane	63	Director
Jacqueline B. Kosecoff	66	Director
David E. Robinson	72	Director
Kristi A. Matus	48	Executive Vice President and Chief Financial and Administrative Officer
Stephen N. Kahane	58	Executive Vice President, President, Client Organization
Ed Park	41	Executive Vice President and Chief Operating Officer
Kyle Armbrester	31	Senior Vice President and Chief Product Officer
Dan Haley	43	Senior Vice President, General Counsel, and Secretary
Prakash Khot	46	Senior Vice President and Chief Technology Officer
Timothy O'Brien	40	Senior Vice President and Chief Marketing Officer
Karl Stubelis	50	Vice President, Corporate Controller, Chief Accounting Officer, and Treasurer
Set forth below are the biographies of each director and executive officer, as well as a discussion of the particular experience, qualifications, attributes, and skills that led our Board of Directors to conclude that each person nominated to serve or currently serving on our Board of Directors should serve as a director. In addition to the information presented below, we believe that each director meets the minimum qualifications established by our nominating and corporate governance committee.
Jonathan Bush has served as our Chief Executive Officer, President, and Chairman of the Board of Directors since he co-founded athenahealth in 1997. Previously, Mr. Bush served as an emergency medical technician for the City of New Orleans, trained as a medic in the U.S. Army, and worked as a management consultant with Booz Allen & Hamilton, a provider of management and technology consulting services to the United States government. Mr. Bush received his B.A. in the College of Social Studies from Wesleyan University and his M.B.A. from Harvard Business School. As a founder of athenahealth, Mr. Bush has extensive knowledge of all aspects of our business, including our day-to-day operations. His history with us, combined with his business and leadership skills, led our Board of Directors to conclude that he should serve as a director and as Chairman of the Board of Directors.
Amy Abernethy, M.D., Ph.D. has served as a member of our Board of Directors since October 2013. Dr. Abernethy has served as chief medical officer and senior vice president of oncology at Flatiron Health, Inc., a healthcare technology company (“Flatiron”), since July 2015. Before joining Flatiron, she was a professor of medicine in the Duke University School of Medicine from November 2008 to July 2015 and ran the Center for Learning Health Care in the Duke Clinical Research Institute from March 2012 to July 2015. She was also director of the Duke Cancer Care Research Program in the Duke Cancer Institute between 2008 and 2015. She also holds the title of adjunct professor of medicine in the Duke University School of Medicine, and previously held a number of progressive faculty and clinical roles at Duke University and Flinders University of South Australia. Dr. Abernethy received her B.A. in biochemistry from the University of Pennsylvania and her M.D. from the Duke University School of Medicine. She also received a Ph.D. from Flinders University of South Australia. Dr. Abernethy’s expertise in the practice and teaching of oncology and internal medicine, and her experiences with big data, clinical research, technology within health care settings, health analytics, and her passion to improve the experience of health care for both patients and providers, led our Board of Directors to conclude that she should serve as a director.
Brandon Hull has served as a member of our Board of Directors since October 1999. Mr. Hull has served as general partner of Cardinal Partners, a venture capital firm he co-founded that specializes in health care and life-sciences investments, since October 1997. From 1991 to 1997, Mr. Hull served as principal of the Edison Venture Fund. Mr. Hull serves on the board of directors of several private organizations, including Awarepoint Corporation, Cureatr, Inc., and Brighton Health Group, LLC. Mr. Hull received his B.A. from Wheaton College and his M.B.A. from The Wharton School at the University of Pennsylvania. Mr. Hull’s experience with health care services, health care information systems, and medical products and devices at Cardinal Partners, and on the boards of numerous health care and medical technology companies, led our Board of Directors to conclude that he should serve as a director.
Dev Ittycheria has served as a member of our Board of Directors since July 2010. Mr. Ittycheria has served as the president and chief executive officer of MongoDB, Inc., a database management system, since September 2014. He previously served as a managing director at OpenView Venture Partners from October 2013 to August 2014, and as a venture partner with Greylock Partners from February 2012 to June 2013. He also served as senior vice president and president of enterprise service management of BMC Software, Inc. (“BMC”), a business service management software company, from November 2008 to February 2010, and as BMC’s senior vice president, strategy and corporate development from April 2008 to October 2008. Prior to working at BMC, Mr. Ittycheria was co-founder, president, chief executive officer, and a director of BladeLogic, Inc., a data center automation software company, from August 2001 to April 2008, which was acquired by BMC in April 2008. He also serves as a director of AppDynamics, Inc. and DataDog, Inc. Mr. Ittycheria received his B.S. in electrical engineering from Rutgers University. Mr. Ittycheria’s experience in building high-growth technology businesses that create long-term sustainable value, together with his leadership ability, led our Board of Directors to conclude that he should be nominated to serve as a director.
John A. Kane has served as a member of our Board of Directors since July 2007. Mr. Kane served as chief financial officer and treasurer of IDX Systems Corporation (“IDX”) from October 1984 until it was acquired by General Electric Healthcare in January 2006, after which he served as a vice president of General Electric Healthcare from January 2006 to December 2006.  In addition, Mr. Kane served as the vice president, finance and administration of IDX from October 1984 until May 2001, and then as its senior vice president, finance and administration from May 2001 until January 2006. While at IDX, Mr. Kane guided the company through more than a dozen acquisitions and at various times managed the finance, facilities, legal, human resources, and information systems functions for the company. Since his retirement in 2006, Mr. Kane has served as a director of several private organizations, and also served as a director of Merchants Bancshares, Inc. (MBVT) from 2005 to 2014. Prior to his employment with IDX, Mr. Kane worked as an audit manager at Ernst & Young LLP in Boston. Mr. Kane received his B.S. and a Master of Accountancy from Brigham Young University. Mr. Kane’s experience auditing financial statements at Ernst & Young LLP, directorships with other public companies, and experience as chief financial officer of a health care software technology company led our Board of Directors to conclude that he should be nominated to serve as a director.
Jacqueline B. Kosecoff, Ph.D. has served as a member of our Board of Directors since June 2012. Dr. Kosecoff has served as managing partner at Moriah Partners, LLC, a private equity firm investing in health care, security, and sport industries with a focus on software, content, and services, since March 2012. Since March 2012, she has served as a senior advisor to Warburg Pincus and has been on the executive advisory board of SAP America since 2010. Previously, she served as a senior advisor from December 2011 to February 2012 at Optum, a leading information and technology-enabled health services business of UnitedHealth Group. Dr. Kosecoff served as chief executive officer of OptumRx from 2007 to 2011 and as chief executive officer of Ovations Pharmacy Solutions Division, another UnitedHealth Group company, from 2005 to 2007. She currently serves on the boards of directors of DJO Global, Inc., Independent Living Systems, LLC, Sealed Air Corporation, Specialists on Call, STERIS Corporation, and MD Revolution. Previously, she served as a consultant to the World Health Organization's Global Quality Assessment Programs, on the Institute of Medicine’s Board of Health Care Services, on the RAND Graduate School’s Board of Governors, on the board of directors of CareFusion Corporation, and as a professor at the School of Medicine and Public Health at the University of California, Los Angeles (UCLA). Dr. Kosecoff received her B.A. from UCLA, her M.S. in applied mathematics from Brown University, and her Ph.D. in research methods from UCLA. Dr. Kosecoff’s experience as a seasoned health care executive and deep expertise in care coordination and data management led our Board of Directors to conclude that she should serve as a director.

David E. Robinson has served as a member of our Board of Directors since January 2011. Mr. Robinson served as our Executive Vice President and Chief Operating Officer from February 2009 to July 2010 and as an executive advisor from July 2010 to December 2010. Prior to joining us, Mr. Robinson served as the executive vice president of SunGard Data Systems Inc., a global leader in software and processing solutions for financial services, higher education, and the public sector (“SunGard”), from 2002 to 2004. Mr. Robinson served as senior vice president of SunGard from 2000 to 2002, as a group chief executive officer of SunGard Investment Systems from 1997 to 2000, and as president of SunGard Investment Systems from 1993 to 1997. Mr. Robinson received his B.S. in chemical engineering from Carnegie Mellon University, his M.S. in chemical engineering from the University of Rochester, and his M.B.A. from the University of Chicago. Mr. Robinson’s experience as our Chief Operating Officer and leading technology organizations led our Board of Directors to conclude that he should serve as a director.
Kristi A. Matus has served as our Executive Vice President and Chief Financial and Administrative Officer since July 2014. Prior to joining us, Ms. Matus served as executive vice president, government services of Aetna, Inc., a diversified health care benefits company (“Aetna”), from February 2012 to July 2013. Prior to Aetna, she held several senior leadership roles at United Services Automobile Association (“USAA”), including executive vice president and chief financial officer from January 2008 to January 2012. She also served as president of USAA’s life insurance and investment management companies. She previously served as executive vice president and chief operating officer of Thrivent Financial Bank. She began her career at the Aid Association for Lutherans, where she held various financial and operational roles for over a decade. Ms. Matus has served on the boards of directors of AXA Financial, Inc., AXA Equitable Life Insurance Company, and MONY Life Insurance Company of America since September 2015. She has also served on the board of directors of Concordia Plan Services since January 2014. Ms. Matus received her B.S. summa cum laude from the University of Wisconsin Oshkosh in applied mathematics.
Stephen N. Kahane, M.D., M.S. has served as our Executive Vice President and President of our Client Organization since January 2015. Dr. Kahane served as President of our Enterprise Services Group from February 2011 to December 2014. Dr. Kahane’s career spans more than 30 years across companies that have delivered health care IT and automation solutions for physician practices, hospitals, and integrated delivery networks. Prior to joining us, Dr. Kahane was the chief executive officer of publicly-traded AMICAS, Inc., an image and information management solutions company, from 2004 to 2010. Dr. Kahane’s experience also includes roles as the chief executive officer of both VitalWorks Inc. and Datamedic Holding Corporation, and medical director and system development director of information at Johns Hopkins Medical Institution. He has worked with numerous private equity and venture capital firms, including serving as an operating/venture partner at both SV Life Sciences Advisors LLP and Bessemer Venture Partners. He is also a board member at private equity-backed RedBrick Health Corporation, a provider of health engagement and behavior change technology and technology-enabled services. Dr. Kahane received his M.S. in computer science from Johns Hopkins University and his M.D. from Emory University.
Ed Park has served as our Executive Vice President and Chief Operating Officer since July 2010. Mr. Park served as our Chief Technology Officer from March 2007 to June 2010 and as our Chief Software Architect from 1998 to March 2007. Mr. Park serves on the board of directors of Castlight Health, Inc. and Healthpoint Services Pvt Ltd. He is also involved in numerous industry groups, including National Alliance for Health Information Technology and the Certification Commission for Health Information Technology. Prior to joining us, he was a consultant for Viant, Inc. Mr. Park received his B.A. magna cum laude from Harvard College in computer science.
Kyle Armbrester has served as our Senior Vice President and Chief Product Officer since September 2015, where he oversees the development and commercialization of emerging products, the More Disruption Please ("MDP") accelerator and marketplace programs, and corporate development. Mr. Armbrester served as our interim Chief Product Officer from May 2015 to September 2015. Prior to his current role, Mr. Armbrester served as our Director of Business Development from January 2012 through July 2013, then served as our Vice President of Business Development from July 2013 to May 2015, where he was responsible for strategic partnerships, mergers and acquisitions, and the MDP program. Prior to joining athenahealth, Mr. Armbrester held various roles related to technology and health-technology consulting and strategy, and served as the chief information officer on the Charlie Baker gubernatorial campaign in Massachusetts. He also previously founded two cloud-based companies. Mr. Armbrester received his B.A. from Harvard College and his M.B.A. from Harvard Business School.
Dan Haley has served as our Senior Vice President, General Counsel and Secretary since September 2015. Prior to his current role, Mr. Haley served as our Vice President of Government and Regulatory Affairs and Assistant General Counsel from August 2012 to September 2015.  Before joining athenahealth, Mr. Haley was a partner at the global law firm McDermott, Will & Emery LLP from January 2007 to July 2012, where his practice focused on government and regulatory affairs, health IT, and complex commercial litigation.  From January 2005 to January 2007, Mr. Haley served in Massachusetts state government as deputy legal counsel and deputy chief of staff to then-Governor Mitt Romney.  Mr. Haley received his B.A. from Middlebury College and his J.D. from Harvard Law School.
Prakash Khot has served as our Senior Vice President and Chief Technology Officer since January 2016. Prior to joining athenahealth, he served as the chief technology and product officer at Kaseya, Inc. ("Kaseya"), a provider of IT automation software, from August 2013 until September 2015, where was responsible for the delivery of Kaseya’s cloud-based IT management platform. Mr. Khot previously served as the senior vice president of engineering at salesforce.com, inc. (“salesforce”), a provider of cloud-based CRM systems, from December 2012 through June 2013, where he led big data and analytics as well as the real-time collaboration efforts. Prior to that, he served as salesforce’s vice president of engineering from January 2007 through November 2012. Earlier, he was the founding chief technology officer of Dimdim and AIM, Inc., which were acquired by salesforce and Computer Associates, Inc., respectively. Mr. Khot received his B.S. in physics from Science College in Satara, Maharashtra, India and his M.C.A. from Shivaji University in Kolhapur, Maharashtra, India.
Timothy O'Brien has served as our Senior Vice President and Chief Marketing Officer since January 2016. Mr. O’Brien formerly served as the Vice President of Corporate Development from December 2010 to December 2015, where he oversaw business development, integration efforts, and marketing initiatives. Prior to December 2010, Mr. O’Brien held various roles within athenahealth, including Vice President of Corporate Strategy and Vice President of Enterprise Solutions and Operations. Before joining athenahealth, he held senior positions for former Massachusetts Governors Mitt Romney and Paul Cellucci, as well as Acting Governor Jane Swift. He also served as the campaign manager for two Massachusetts gubernatorial campaigns. Mr. O’Brien began his career at Arthur Andersen LLP.  Mr. O’Brien received his B.A. in finance from The Catholic University of America and his M.B.A. from Babson College.
Karl Stubelis has served as our Vice President and Corporate Controller since September 2013, as our Chief Accounting Officer since July 2014, and also as our Treasurer since February 2016. Mr. Stubelis served as our interim Chief Financial Officer from May 2014 to July 2014. Prior to joining us, he served as vice president, corporate controller, and chief accounting officer at Sapient Corporation, a marketing and consulting company, from September 2009 to September 2013, and as its director of financial operations from November 2004 to September 2009. He also served as the controller for RSVP Corp., a direct mail company, in 2003 and for Corporate Sports Incentives, an incentive rewards company, in 2002, and as the chief financial officer at Affinity Partners LLC, a marketing agency, from 1998 to 2001. He served in a variety of financial and operational capacities at Arthur D. Little, Raytheon Company, and Sullivan & Associates, P.C. Mr. Stubelis received his B.S. from the University of Vermont and his M.B.A. from Suffolk University.
RELATED PERSON TRANSACTIONS
Policies for Approval of Related Person Transactions
Our Board of Directors has adopted a written policy that sets forth the policies and procedures to review and approve transactions, contracts, or other legal or business arrangements in which a director, director nominee, executive officer, holder of more than five percent of our voting securities, or the immediate family members of any of these persons (each of which we refer to as a “related person”) has a direct or indirect material interest. Our Board of Directors determined that our audit committee should administer the policy, since the audit committee also acts as our qualified legal compliance committee and as such oversees our regulatory compliance programs and procedures. Any amendments, modifications or supplements to the policy are recommended by our audit committee and subject to final approval by our Board of Directors.
Under the policy, transactions in excess of $120,000 in which we are a participant and in which any related person has a direct or indirect material interest ("related person transactions") must be reviewed and approved by our audit committee or another independent body of our Board of Directors.
Our policy contains procedures intended to identify related person transactions for review and approval prior to consummation. However, if for any reason we enter into a transaction or arrangement without recognizing that it constitutes a related party transaction, the transaction will be reviewed by our audit committee or another independent body of our Board of Directors and, if deemed appropriate, ratified.
In considering the approval or ratification of any related person transactions, our audit committee consider the facts and circumstances regarding the transaction, including, among other things, the amounts involved, the relationship of the related person with us, and the terms that would be available in a similar transaction with an unaffiliated third party. The audit committee also considers its fiduciary duties, our obligations under applicable securities law, including disclosure obligations and director independence rules, and other applicable law.
Transactions with Related Persons

Based on a review of the transactions and arrangements between us and any related person, we have determined that no related person transactions were entered into during 2015 or are currently contemplated.
SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE
Section 16(a) of the Exchange Act requires our officers and directors and persons who beneficially own more than 10% of our outstanding common stock (collectively, “Reporting Persons”) to file reports of beneficial ownership and changes in beneficial ownership with the SEC. Reporting Persons are required by SEC regulations to furnish us with copies of all Section 16(a) forms they file. Based solely on our review of such reports received or written representations from certain Reporting Persons during the fiscal year ended December 31, 2015, we believe that all Reporting Persons complied with all Section 16(a) reporting requirements.
CORPORATE GOVERNANCE
Board Independence
At least annually, our Board of Directors evaluates all relationships between us and each director in light of relevant facts and circumstances for the purposes of determining whether a material relationship exists that might signal a potential conflict of interest or otherwise interfere with a director’s ability to satisfy his or her responsibilities as an independent director. Based on this evaluation, the Board of Directors makes an annual determination of whether each director is independent within the meaning of NASDAQ and SEC rules.
The Board of Directors has determined that each of our directors, except for Mr. Bush, as CEO, has no relationship that would interfere with the exercise of independent judgment in carrying out the responsibilities of a director and is “independent” within the meaning of NASDAQ and SEC rules. Furthermore, the Board of Directors has determined that each member of each of the committees of the Board of Directors is independent within the meaning of applicable NASDAQ and SEC rules, including Rule 10A-3(b)(1) under the Exchange Act. In making that determination, the Board of Directors considered all relevant facts and circumstances, including (but not limited to) the director’s commercial, industrial, banking, consulting, legal, accounting, charitable, and familial relationships.
Code of Ethics
We have adopted a code of ethics, which we call our code of conduct, and which applies to all of our employees, officers, and directors, including those officers responsible for financial reporting. The current version of the code of conduct is available in the corporate governance section of our website at http://investors.athenahealth.com/corporate-governance/governance.cfm. A copy of the code of conduct may also be obtained, free of charge, upon a request directed to: athenahealth, Inc., 311 Arsenal Street, Watertown, MA 02472, Attention: Secretary. We intend to disclose any amendment or waiver of a provision of the code of conduct that applies to our principal executive officer, principal financial officer, principal accounting officer, or controller, or persons performing similar functions, by posting such information on our website (available at http://www.athenahealth.com).
Corporate Governance Guidelines
The Board of Directors has adopted corporate governance guidelines to assist and guide its members in the exercise of its responsibilities. These guidelines are available in the corporate governance section of our website at http://investors.athenahealth.com/corporate-governance/governance.cfm. We expect that these guidelines will evolve over time as customary practice and legal requirements change. In particular, guidelines that encompass legal, regulatory, or exchange requirements as they currently exist will be deemed to be modified as and to the extent that such legal, regulatory, or exchange requirements are modified. In addition, the guidelines may also be amended by the Board of Directors at any time as it deems appropriate.
Majority Voting Policy
Under our By-laws, our directors are elected by a plurality vote. However, the majority voting policy contained in our corporate governance guidelines requires that any director nominee in an uncontested election be elected by a majority of the votes cast in that election. If a director nominee in an uncontested election does not receive a greater number of votes “for” his or her election than votes “withheld” from such election, that director must promptly submit his or her resignation to the Board of Directors. The nominating and corporate governance committee will then consider all relevant facts and circumstances and recommend to the Board of Directors the action to be taken in regard to such resignation. No later than 90 days following the final tabulation of the shareholders’ vote in that election, the Board of Directors must act on the submitted resignation and the recommendation of the nominating and corporate governance committee and disclose in a Form 8-K its decision regarding whether to accept the nominee’s resignation (or the reasons for rejecting the resignation, if applicable), as well as the decision-making process followed.
Board and Committee Meetings
The Board of Directors meets on a regularly scheduled basis during the year to review significant developments affecting us and to act on matters requiring their approval. It also holds special meetings when important matters require action between scheduled meetings. Members of senior management regularly attend meetings to report on and discuss their areas of responsibility. During fiscal 2015, the Board of Directors held 12 meetings. The Board of Directors has three standing committees:

•	the audit committee, which held eight meetings in fiscal 2015;

•	the compensation committee, which held five meetings in fiscal 2015 and acted by unanimous written consent three times; and

•	the nominating and corporate governance committee, which held five meetings in fiscal 2015.
During 2015, each of the incumbent directors attended at least 75% of the aggregate of all meetings of the Board of Directors and all meetings of committees of the Board of Directors upon which they served (during the periods that they served). The Board of Directors held five executive sessions of the independent directors during 2015. Executive sessions of the independent directors do not include employee directors or directors who do not qualify as independent under NASDAQ and SEC rules. The lead director, Mr. Hull, presides as chair of these executive sessions.
Annual Meeting Attendance
It is our policy that members of the Board of Directors are encouraged to attend annual meetings of our shareholders. Last year, our chairman and CEO attended the annual meeting of shareholders.
Committees
Our By-laws provide that the Board of Directors may delegate responsibility to committees. The Board of Directors has three standing committees: an audit committee, a compensation committee, and a nominating and corporate governance committee. The Board of Directors also adopted a written charter for each of these committees, which are available in the corporate governance section of our website at http://investors.athenahealth.com/corporate-governance/governance.cfm.
The table below shows the composition of the standing committees of the Board of Directors.

Director	Audit	Compensation	Nominating and Corporate Governance
Amy Abernethy	Member
Brandon Hull	Member
Dev Ittycheria		Member	Chair
John A. Kane	Chair
Jacqueline B. Kosecoff		Chair	Member
David E. Robinson	Member
Audit Committee
Dr. Abernethy and Messrs. Hull, Kane, and Robinson currently serve on the audit committee. Mr. Kane is the chair of our audit committee. The Board of Directors has determined that each member of the audit committee is independent within the meaning of applicable NASDAQ and SEC rules, including Rule 10A-3(b)(1) under the Exchange Act. We have determined that each of the members of the audit committee is financially sophisticated and is able to read and understand consolidated financial statements and that Mr. Kane is an “audit committee financial expert” as defined in the Exchange Act, due to his experience auditing financial statements, directorships with other public companies, and experience as a chief financial officer, as further described above in the section entitled “Directors and Executive Officers.” The audit committee’s responsibilities include:

•	appointing, evaluating, approving the compensation of, and assessing the independence of our independent registered public accounting firm;

•	pre-approving audit and permissible non-audit services, and the terms of such services, to be provided by our independent registered public accounting firm;

•	reviewing and discussing with management and the independent registered public accounting firm our annual and quarterly financial statements and related disclosures;

•	coordinating the Board's oversight of our internal control over financial reporting;

•	reviewing and, if appropriate, approving or ratifying related party transactions;

•	establishing and overseeing policies and procedures for the receipt, retention, and treatment of accounting related complaints and concerns;

•	preparing the audit committee report required by SEC rules to be included in the Proxy Statement;

•	assessing our risk assessment and risk management policies;

•	annually reviewing and assessing the adequacy of our code of business conduct and ethics; and

•	overseeing our regulatory compliance programs and procedures.
Compensation Committee
Dr. Kosecoff and Mr. Ittycheria currently serve on the compensation committee. Dr. Kosecoff is the chair of our compensation committee. The Board of Directors has determined that each member of the compensation committee is independent within the meaning of applicable NASDAQ and SEC rules. In addition, each member of the compensation committee is an “outside director” as defined in Section 162(m) of the Internal Revenue Code and a “non-employee” director for purposes of Exchange Act Rule 16b-3. The compensation committee’s responsibilities include:

•	annually reviewing and approving, or recommending to the Board of Directors for approval, corporate goals and objectives relevant to compensation of our CEO;

•
evaluating the performance of our CEO in light of such corporate goals and objectives and determining and approving, or recommending to the Board of Directors for approval, the compensation of our CEO, including considering the results of the most recent shareholder advisory vote on the compensation of our NEOs (a “say-on-pay vote”);

•	reviewing and determining the compensation of our other executive officers;

•	establishing and reviewing our compensation philosophy and policy;

•
reviewing and recommending to the Board of Directors for approval the frequency with which we will conduct say-on-pay votes, taking into account the results of the most recent shareholder advisory vote on the frequency of the say-on-pay vote, and reviewing and approving the proposals regarding the say-on-pay vote and the frequency of the say-on-pay vote to be included in the Proxy Statement;

•	reviewing and discussing with management the Compensation Discussion and Analysis, and recommending to the Board of Directors that it be included in the Proxy Statement;

•	preparing the compensation committee report required by SEC rules to be included in the Proxy Statement;

•	overseeing and administering our stock plans, employment agreements, severance arrangements, change in control agreements or provisions, and any special or supplemental benefits; and

•	appointing, compensating, and overseeing the work of any compensation adviser retained by the compensation committee.
The compensation committee may delegate its authority to one or more subcommittees or to one member of the compensation committee. The compensation committee has the authority to engage independent advisers to assist it in carrying out its responsibilities and the sole authority to approve any such adviser’s fees and other retention terms. For a description of the compensation committee’s processes and procedures for the consideration and determination of executive compensation, please see the section entitled “Compensation Discussion and Analysis” below.
Nominating and Corporate Governance Committee
Mr. Ittycheria and Dr. Kosecoff currently serve on the nominating and corporate governance committee. Mr. Ittycheria is the chair of our nominating and corporate governance committee. The Board of Directors has determined that each member of the nominating and corporate governance committee is independent within the meaning of applicable NASDAQ and SEC rules. The nominating and corporate governance committee’s responsibilities include:

•	developing and recommending to the Board of Directors criteria for selecting members of the Board of Directors and its committees;

•	establishing procedures for identifying and evaluating director candidates, including nominees recommended by shareholders;

•	identifying individuals qualified to become members of the Board of Directors;

•	recommending to the Board of Directors the persons to be nominated for election as directors and to each committee of the Board of Directors;

•	periodically reviewing the Board of Directors' leadership structure;

•	annually reviewing and recommending to the Board of Directors the compensation and benefits of directors;

•	developing and recommending to the Board of Directors a set of corporate governance guidelines; and

•	overseeing the evaluation of the Board of Directors and its committees.
Director Nominations
The Board of Directors has adopted a policy governing director nominations which is available on the corporate governance section of our website at http://investors.athenahealth.com/corporate-governance/governance.cfm. The process for identifying and evaluating nominees for the Board of Directors, including nominees recommended by shareholders, is as follows: the nominating and corporate governance committee will: (1) solicit recommendations; (2) review and evaluate the qualifications of any proposed director candidate and conduct inquiries it deems appropriate; (3) evaluate all proposed director candidates in the same manner, without regard to the source of the recommendation; (4) consider any proposed director candidate who is deemed qualified in light of the minimum qualifications; and (5) consider, in addition to the minimum qualifications, all facts and circumstances that it deems appropriate or advisable, including, among other things, the skills of the proposed director candidate, his or her depth and breadth of professional experience or other background characteristics, his or her independence, and the needs of the Board of Directors.
Minimum Qualifications
The nominating and corporate governance committee will consider the following, and any other qualifications, skills, and attributes it deems appropriate, when recommending candidates to be nominated for election as directors and for appointment to any committee of the Board of Directors. This assessment includes consideration of the following minimum qualifications that the Board of Directors believes each nominee must have:

•	experience at a strategic or policymaking level in a business, government, non-profit, or academic organization of high standing;

•	be highly accomplished in his or her respective field, with superior credentials and recognition;

•	be well regarded in the community and have a long-term reputation for the highest ethical and moral standards;

•	sufficient time and availability to devote to athenahealth’s affairs, particularly in light of the number of boards on which the nominee may serve; and

•	to the extent such nominee serves or has previously served on other boards, the nominee shall have a demonstrated history of actively contributing at board meetings.
While we do not have a policy with regard to the consideration of diversity in identifying director nominees, in identifying and evaluating proposed director candidates, the nominating and corporate governance committee considers, in addition to the minimum qualifications and other criteria for Board of Directors membership approved by the Board of Directors from time to time, whether, if elected, the nominee assists in achieving a mix of board members that represents a diversity of race, ethnicity, gender, age, background, and professional experience.
Shareholder Recommendations
Shareholders may submit recommendations for director candidates to the nominating and corporate governance committee by sending the individual’s name and qualifications to our Secretary at: athenahealth, Inc., 311 Arsenal Street, Watertown, MA 02472. Our Secretary will forward all such recommendations to the nominating and corporate governance committee. The nominating and corporate governance committee will evaluate any candidates recommended by shareholders against the same criteria and pursuant to the same policies and procedures applicable to the evaluation of candidates proposed by directors or management.

Shareholder Communications
The Board of Directors provides to every shareholder the ability to communicate with the Board of Directors, as a whole, and with individual directors through an established process for shareholder communications. For a shareholder communication directed to the Board of Directors as a whole, shareholders may send such communication to the attention of the Chairman of the Board of Directors via U.S. Mail or Expedited Delivery Service to: c/o athenahealth, Inc., 311 Arsenal Street, Watertown, MA 02472.
For a shareholder communication directed to an individual director in his or her capacity as a member of the Board of Directors, shareholders may send such communication to the attention of the individual director via U.S. Mail or Expedited Delivery Service to: c/o athenahealth, Inc., 311 Arsenal Street, Watertown, MA 02472.
We will forward by U.S. Mail any such shareholder communication to each director, and the Chairman of the Board of Directors in his or her capacity as a representative of the Board of Directors, to whom such shareholder communication is addressed to the address specified by each such director and the Chairman of the Board of Directors, unless there are safety or security concerns that mitigate against further transmission.
Board Leadership Structure
The Board of Directors believes that our board leadership structure — a combined Chairman of the Board of Directors and CEO, a lead director, and committees led by independent directors — is the most appropriate for us at this time. Jonathan Bush serves as our CEO and Chairman of the Board of Directors. The Board of Directors believes that Mr. Bush is the director most capable of identifying strategic priorities, leading critical discussions, and executing our strategy and business plans and, therefore, he is best suited to serve as Chairman of the Board of Directors. In addition to the extensive knowledge of the challenges we face possessed by Mr. Bush and his years of experience guiding athenahealth through rapid growth, the independent directors bring their own significant outside experiences, oversight, and expertise. The Board of Directors elects a lead director to preside as chair of the executive sessions of the independent directors, in addition to performing the following responsibilities:

•	assist the Chairman of the Board of Directors in developing agendas for Board of Directors meetings and provide input for committee agendas;

•	develop agendas and chair executive sessions of the independent directors;

•	call special meetings of the independent directors;

•	brief the Chairman of the Board of Directors and our Secretary on issues discussed during the independent directors executive sessions;

•	facilitate discussion among independent directors on key issues and concerns outside of Board of Directors meetings;

•	communicate independent director concerns to the Board of Directors;

•	interview director nominee candidates and make recommendations to the nominating and corporate governance committee;

•	be available for consultation and direct communications with shareholders, regulators, and other third parties; and

•	be available for additional responsibilities from time to time as determined by the Board of Directors or the independent directors.
The Board of Directors will periodically review whether this board leadership structure is appropriate for the Company in light of its circumstances.
Board’s Role in Risk Oversight
The Board of Directors oversees our risk management process, designed to support the achievement of our strategic and organizational objectives, to improve long-term organizational performance and enhance shareholder value. The Board of Directors monitors and manages operational and competitive risks through management updates at the regularly scheduled board meetings. Management provides periodic updates on our business and on our long-term goals and mission. The board agenda is tailored to address significant developments that may present risks, such as new government regulations.

Management is responsible for the day-to-day risk management, including conducting an annual assessment of the adequacy and effectiveness of our processes for controlling activities and managing risk, categorizing the relevant risks, and identifying contributing and mitigating factors. Management presents an annual risk assessment to the audit committee, and the audit committee determines whether our processes require modification or enhancement. While the Board of Directors has the ultimate responsibility for risk management oversight, the Board of Directors delegates the majority of the administration of its risk oversight function to its committees.
The audit committee reviews with management significant business and financial risks and exposures and our guidelines, policies, and measures for assessing and managing these risks and exposures. The audit committee also monitors patient safety risk, as well as risks relating to data security and cybersecurity. During 2015, the Chief Compliance and Risk Officer, who reported directly to the audit committee, led the compliance and internal audit functions that help evaluate and improve the effectiveness of risk management in conjunction with our legal department.
The compensation committee reviews our compensation programs to determine whether they are appropriate, properly coordinated, and achieve their intended purpose, including furthering our strategic plans and objectives. This review includes understanding and assessing the risk introduced by our compensation programs, as discussed in more detail below.
The nominating and corporate governance committee oversees the risks associated with our governance through assessing the adequacy of our corporate governance guidelines.
All of these risks may be reviewed at regularly scheduled meetings or at special meetings depending on the timing and magnitude of the risk. Management may consult with each committee or the chair of a committee to discuss modifications or enhancements to our risk management processes.
Risks Related to Compensation Policies and Practices
Our compensation committee reviews and evaluates potential risks related to our compensation policies and practices for our employees, including our executive officers. The components of compensation generally consist of: base salary, cash bonuses, and equity awards for some employees. We assess the competitiveness of compensation at all levels based on market surveys.
Base Pay is designed to provide steady income regardless of pre-established performance objectives or our stock price performance which allows employees to be compensated without heavy reliance on appreciation of our stock’s value or business results beyond their control.
Cash Bonuses are based on pre-established performance objectives. For our executive officers, these awards are based on the scorecards discussed below, and for non-executive employees, these awards are based on individual goals associated with their division set by each employee and the employee’s manager. The overall bonus pool is funded based on corporate scorecard results, and the funding is increased or decreased based on our performance against the corporate scorecard. Setting individual and corporate performance objectives for cash bonuses helps align employees’ goals with our business plan. Goals and performance objectives can be adjusted annually to address areas of particular concern and risks to athenahealth.
Equity Awards align our employees’ interests with the interest of our shareholders, help attract new employees, and motivate and retain current employees for future performance. Typically, equity awards vest over four years.
We structure our compensation programs after considering company-wide risk. As discussed further below, we tie compensation to our scorecards and individual-specific goals and objectives, which take into account our risk appetite. Scorecards and employee goals can be adjusted annually to address risks identified in the annual risk assessment conducted by management and presented to the audit committee. We also use a mix of different compensation elements to balance short-term versus long-term awards to align compensation with our business strategy and our shareholders’ interests. In April 2016, management and our compensation consultant, Frederic W. Cook & Co., Inc., presented potential risks and mitigating factors related to our compensation policies and practices, which the compensation committee reviewed. We believe the combination of base pay, cash bonuses tied to performance objectives, and equity awards with multi-year vesting periods is balanced and serves to motivate our employees to accomplish our business plan without creating risks that are reasonably likely to have a material adverse effect on us.

COMPENSATION DISCUSSION AND ANALYSIS
This section discusses the compensation of the Company's NEOs for the year ended December 31, 2015. For 2015, our NEOs were:

Jonathan Bush	Chief Executive Officer, President, and Chairman of the Board of Directors
Kristi A. Matus	Executive Vice President and Chief Financial and Administrative Officer
Stephen N. Kahane	Executive Vice President, President, Client Organization
Ed Park	Executive Vice President and Chief Operating Officer
Kyle Armbrester	Senior Vice President and Chief Product Officer

Executive Summary
2015 Highlights
2015 was a successful year for athenahealth as we continued to expand our network-enabled services across the continuum of care and deliver results for our clients, while sustaining strong financial and operational performance. In 2015, we:

•	added a record 13,067 providers to our network, representing 21% growth over 2014;

•	grew consolidated revenue by 23% to $924.7 million in 2015, compared to $752.6 million in 2014;

•
completed the acquisitions of Razor Insights, LLC, a leader in cloud-based electronic health records and financial solutions for rural, critical access and community hospitals, and webOMR, the web-based clinical applications and electronic health record platform developed by Beth Israel Deaconess Medical Center in Boston, Massachusetts;

•	signed several marquee enterprise clients, including Trinity Health, New York-Presbyterian Medical Groups, Adventist Health System, and Dignity Health; and

•	enjoyed client retention of 95%.
2015 Executive Compensation Program
athenahealth has a performance-oriented culture, and we reward executives when we achieve our corporate goals and objectives. We measure our corporate performance based on a balanced scorecard, which we refer to as our corporate scorecard, and a list of strategic initiatives. The corporate scorecard is a list of key financial and operational metrics that allows us to measure how we are doing against our short-term objectives and our long-term vision. The list of strategic initiatives is the product of an extensive corporate planning process with our senior management and the Board of Directors, and our performance against these initiatives is a large component of how we define success.
In 2015, our executive compensation program consisted of three principal components: base salary, cash bonuses that are tied to either the CEO scorecard or the corporate scorecard, and annual equity awards determined based upon individual and corporate performance (that is, achievement of our corporate scorecard and divisional scorecards, as well as the strategic initiatives) and in most cases subject to additional performance goals that would reduce the number of shares earned if we do not maintain sustained financial and operational performance. The compensation committee put a significant amount of executive compensation at risk, with 89% of our CEO’s and 86% of our other NEOs’ total direct compensation (comprised of base salary, annual cash bonus, and equity-based incentive compensation) in the form of short- and long-term incentives as shown below:

The following are highlights of our 2015 accomplishments that impacted our executive compensation:

•
96.5% achievement of our CEO scorecard, which includes four metrics: net promoter score, bookings, revenue, and net income. Our CEO is eligible to earn a cash bonus (with the target bonus expressed as a percentage of his base salary) based on our performance as measured against the CEO scorecard. The bonus percentage earned is adjusted by 3% for every 1% of variance from the CEO scorecard target. Because the CEO scorecard results were 3.5% below target, his cash bonus was decreased by 10.5%.

•
97.7% achievement of our corporate scorecard, which includes 8 weighted metrics in the areas of stability, performance, client satisfaction, and financial performance. Our executive officers (other than our CEO) are eligible to earn a cash bonus (with the target bonus expressed as a percentage of his or her base salary) based on our performance as measured against the corporate scorecard. The bonus percentage earned is adjusted by 2% for every 1% of variance from the corporate scorecard target. Because the corporate scorecard results were 2.3% below target, our executives’ cash bonuses were decreased by 4.6%.

•
100% attainment of performance-based equity awards. Our executives’ annual equity awards are determined based on corporate and divisional scorecards, as well as individual performance against leadership-oriented metrics, including strategic initiatives, and foundational and leadership competencies. Each executive is evaluated against these criteria and receives an equity award based, in part, on his or her success. Therefore, each annual equity award is granted based on performance from the prior year. To further align our executive’s interest with shareholders and to support sustainable performance levels, the compensation committee determined that the annual equity awards for Messrs. Bush, Kahane, and Park will vest only if certain sustainable goals were achieved. These sustainable goals are “all-or-nothing triggers” that can only cut back the award size; these awards do not have upside leverage. For 2015, the sustainable goals were set as: (i) 20% year-over-year revenue growth in 2015 and (ii) 50% Non-GAAP Adjusted Gross Margin (as defined below) in 2015. Based on our achievement of 23% year-over-year revenue growth and 63.5% Non-GAAP Adjusted Gross Margin, 100% of the annual equity awards for Messrs. Bush, Kahane, and Park were earned. Because both performance goals were met, 25% of these awards vested on March 1, 2016, and 25% will vest on each of the next three anniversaries of March 1, 2016.

Say on Pay
We are encouraged by the strong shareholder support in favor of our 2015 (80%) and 2014 (84%) “say-on-pay” votes following the extensive dialogue that we engaged in with our shareholders after the disappointing 2013 “say-on-pay” vote (52%). Shareholder feedback helps us to understand and respond to their views on our executive compensation program. Over the past several years, we have conducted a shareholder outreach program and through these efforts, we have obtained helpful feedback on our executive compensation program. Based on this feedback, we have continued to evolve our compensation practices, some of which are discussed in the chart below. In addition, we have made changes to our 2016 compensation program which are discussed in the chart below, and in further detail in the section entitled "Prospective Changes to 2016 Compensation" below. With these changes, we believe that our shareholders generally approve of and support our core compensation principles and our executive compensation program.

What We Heard from Shareholders	Our Response and Actions Taken
Compensation peer group should be based on industry and size
We strive to select companies within the software and services industry with similar revenues and market capitalization. We substantially modified our compensation peer group in 2013 to address this feedback, and made minor updates in 2014 and 2015.

Adopt stock ownership guidelines for executive officers and directors	We adopted stock ownership guidelines for our executive officers and the non-employee members of our Board of Directors in 2013. In 2014, we increased the salary multiple for our CEO from 5X to 6X.
Avoid disconnects between pay and performance
Our executive compensation is linked to individual and corporate performance through use of cash bonuses and equity awards. Cash bonuses are based on balanced scorecards with key financial and operational metrics with target cash awards adjusted for individual performance. Equity awards are determined based on individual and corporate performance. In response to shareholder feedback, we added sustainable financial and operational performance goals to our CEO’s equity awards beginning in 2013 and to certain other NEOs’ equity awards in 2014 and 2015. This means if we do not achieve the performance goals, those executives will not earn the equity awards. In addition, we implemented a more robust performance-based equity award program in 2016 for our senior vice presidents and above, including our CEO. Please refer to the section entitled "Prospective Changes to 2016 Compensation" in this Proxy Statement for additional information on the 2016 PSU program.

Internal pay equity
We believe our compensation structure provides a framework for an equitable compensation ratio between executives, keeping in mind that our CEO is the founder of athenahealth and possesses invaluable industry experience that a non-founder would not. Target compensation is set based on a number of factors, including job level, scope of responsibilities, individual and corporate performance, and is designed to maintain competitive pay levels relative to market data. Each year the compensation committee reviews competitive market data to ensure the equitable compensation of executives with their counterparts in our compensation peer group.

Select meaningful and unique performance goals for equity awards
The 2014 and 2015 annual equity awards for certain NEOs are subject to revenue and gross margin performance goals. The compensation committee determined that the revenue growth rate goal was a sustainable performance level given the unpredictability of bookings and the timing of revenue recognition as we transition our client base from small, fast-implementing groups to larger slower-implementing enterprises. The gross margin goal was set to maintain profitability while we pursue our revenue growth objectives. In 2016, the compensation committee adopted a new, performance-based equity program consisting of performance stock unit ("PSU") awards that are only eligible to be earned upon the achievement of rigorous performance targets over three, one-year performance periods. Our new PSU program shifts our performance-based equity awards from a solely threshold attainment program to a program with a range of rigorous performance goals (threshold, target and maximum) for two different performance metrics, revenue growth and non-GAAP adjusted gross margin, which we believe are more aligned with our long-term internal growth and profitability goals. In addition, the performance metrics used in our new PSU program are different than the performance metrics set forth in our corporate scorecard (bookings and non-GAAP operating income) to ensure differentiation of metrics between our short- and long-term incentive programs. Please refer to the section entitled "Prospective Changes to 2016 Compensation" in this Proxy Statement for additional information on the 2016 PSU program.

Executive Compensation Policies and Practices
We strive to maintain sound governance standards consistent with our executive compensation policies and practices. The compensation committee evaluates our executive compensation program on an ongoing basis to ensure that it is consistent with our short-term and long-term goals given the dynamic nature of our business and the market in which we compete for executive talent. The following policies and practices were in effect during 2015:

•	Compensation At-Risk. Our executive compensation program is designed so that a significant portion of compensation is “at risk” based on corporate performance.

•
No Special Health, Welfare, or Retirement Programs.  Our executive officers are eligible to participate in broad-based company-sponsored benefits programs on the same basis as our other full-time, salaried employees.

•
No Tax Reimbursements for Severance or Change-in-Control Payments or Benefits.  We do not provide tax reimbursement payments (including “gross-ups”) on any severance or change-in-control payments or benefits or any perquisites or other personal benefits, other than limited travel, entertainment, and meal expenses.

•
Compensation Recovery Policy.  Our Executive Incentive Plan provides that any annual bonus paid to an executive officer may be recovered if our Board of Directors determines that a significant restatement of our financial results or other metrics for any of the three prior fiscal years is the result of his or her fraud or willful misconduct and his or her annual bonus would have been lower had the results or metrics been properly calculated.

•
Stock Ownership Policy.  We have adopted a rigorous stock ownership policy for our executive officers that requires them to maintain ownership of our common stock with a value equal to a multiple of their annual base salary, depending on position.

•
Hedging and Pledging Prohibited.  We prohibit our employees from purchasing company securities on margin, borrowing against company securities held in a margin account, or pledging company securities as collateral for a loan.

•
No "Single-Trigger" Acceleration Upon a Change in Control. Our standard equity award agreements for the 2007 Stock Option and Incentive Plan do not contain any single-trigger provisions, unless our equity awards are not assumed or substituted in a sale event.

Roles in the Compensation-Setting Process
Our compensation committee determines executive compensation and oversees our executive compensation program. The compensation committee uses competitive market data, performance results, and its judgment when setting executive compensation levels and designing executive reward programs. Although the compensation committee reviews and relies on this data in the course of its annual compensation review, the data only provides a reference point. The compensation committee ultimately uses its own business judgment and expertise to determine the appropriate components and levels of compensation for our executive officers. Consistent with our pay for performance culture, our compensation committee seeks to align actual pay with performance thereby delivering higher levels of compensation in good performance years and lower levels of compensation in poor performance years.
Our compensation committee determines the amount of compensation to award to each executive officer and considers input provided by the CEO for the other NEOs who report directly to him. Our CEO performs an annual assessment of the professional effectiveness of each NEO who reports to him and assigns an individual performance rating. The compensation committee takes the CEO’s performance ratings into consideration when setting executive compensation particularly with respect to setting the target total cash compensation and determining the size of the annual equity awards. Our CEO does not participate in, and is not present during, any deliberations or determinations of our compensation committee regarding his compensation or individual performance objectives.
The compensation committee has sole authority to retain or obtain the advice of a compensation consultant as necessary to assist with its duties, and is responsible for the appointment, compensation, and oversight of the work of any compensation consultant. Since August 2014, the compensation committee has retained Frederic W. Cook & Co., Inc. to advise on a variety of subjects, including preparing an update to our compensation peer group, reviewing the Compensation Discussion and Analysis section of our Proxy Statement, summarizing trends in executive compensation and regulatory developments, conducting a competitive compensation market analysis, reviewing our equity utilization, and analyzing our director compensation program.

The compensation committee has determined that, in light of the factors set forth in SEC and NASDAQ rules, the services Frederic W. Cook & Co., Inc. provides to the compensation committee do not raise any conflict of interest. The compensation committee also assesses the independence of its compensation advisers consistent with applicable NASDAQ and SEC rules on an annual basis.
Components of Executive Compensation Program
Our executive compensation program currently consists of three principal components:

Base Salary	Cash Bonus	Equity
Attracts, retains, and rewards executives for our success	Rewards achievement of both company and individual goals	Attracts and retains key contributors with a focus on longer-term achievement
Our compensation philosophy with respect to each of these components, including the basis for the compensation awarded to each of the NEOs, is discussed below. In addition, although each compensation component is considered separately, the compensation committee takes into account the aggregate compensation amount for each executive officer in its determination of each individual component. The compensation committee puts significant weight on those aspects of compensation tied to performance, such as annual cash bonuses based on measurable performance objectives and equity in the form of stock options, RSUs, and PSUs.
Peer Group
The compensation committee uses competitive assessments to understand executive pay programs, pay levels, and pay mix among similarly situated companies and to assess the overall market competitiveness of our executive compensation program. The compensation committee engaged Frederic W. Cook & Co., Inc. to assist it in reviewing our compensation peer group and identifying any changes for use in our 2015 compensation decisions. Following a study of our current peer group data and other relevant factors, Frederic W. Cook & Co., Inc. recommended, and the compensation committee agreed, that Concur Technologies, Inc. should be removed from our compensation peer group due to its acquisition. The compensation committee considered the following key factors, among others, when establishing our compensation peer group: revenue and market capitalization, comparable business content and model, statistical reliability, executive talent sources, and competition for investor capital. Our compensation peer group for 2015 compensation was:

Company	Revenue ($MM)(1)	Market Capitalization ($MM)(2)
Akamai Technologies, Inc.	1,964	12,394
Allscripts Healthcare Solutions, Inc.	1,378	2,164
ANSYS, Inc.	936	7,803
CommVault Systems, Inc.	614	2,167
Fortinet, Inc.	770	5,542
HMS Holdings Corp.	443	1,543
Informatica LLC	1,048	4,667
MedAssets, Inc.	721	1,156
Medidata Solutions, Inc.	335	2,618
NetSuite Inc.	556	7,424
Qlik Technologies Inc.	557	2,930
ServiceNow, Inc.	683	11,309
SolarWinds, Inc.	429	3,869
The Ultimate Software Group, Inc.	506	4,710
TripAdvisor, Inc.	1,246	12,756
Verint Systems Inc.	1,073	3,696
Workday, Inc.	788	15,989

75th Percentile	1,048	7,803
50th Percentile	721	4,667

athenahealth, Inc.	753	4,854

(1)	Revenue represents the most recently disclosed four quarters through April 2015. athenahealth data reflects the year ended December 31, 2014.

(2)	Market capitalization is as of February 28, 2015.
Setting Compensation
Our compensation committee has designed our compensation programs to attract and retain highly talented executives to manage rapid growth and innovation in a competitive industry. We seek to maintain a performance-oriented culture and a compensation approach that rewards our executives when we achieve our goals and objectives. For competitive positioning purposes, our compensation committee compares the compensation levels of our NEOs against their counterparts at the companies in the compensation peer group as well as market data from technology sector surveys where matches to the peer group are unavailable. Our compensation committee uses this competitive market data as a reference point when setting executive compensation. The compensation committee sets target compensation based on individual and corporate performance and job level.
CEO
To determine our CEO's target compensation, the compensation committee reviews competitive market data and assesses our CEO's performance in the context of the following criteria: the corporate scorecard, which includes our key financial and operational metrics, the CEO scorecard, a separate scorecard against which only our CEO is evaluated, strategic initiatives, the CEO's performance in the prior year, and expected challenges and responsibilities in the year to come. Prior year performance, both individual and corporate, informs the size of the CEO's annual equity award, whereas current year performance, both individual and corporate, informs the CEO's annual cash bonus.
Other NEOs
To determine our other NEOs' target compensation, our CEO assesses the performance of each NEO that reports directly to him based on performance against leadership-oriented metrics, which includes the corporate scorecard and divisional scorecard, strategic initiatives, and foundational and leadership competencies, and determines an individual performance rating. These ratings are based on his assessment of the professional effectiveness and capabilities of these executive officers, achievement of the leadership-oriented metrics, and the nature and scope of their areas of responsibility. Our compensation committee takes into account each executive officer’s individual performance rating and job level when setting target compensation levels. As with our CEO review process, NEO equity awards were informed by 2014 performance and annual cash bonuses were based on 2015 performance.
Base Salary
Base salary is a fixed portion of compensation based on an individual’s skills, responsibilities, experience, and performance. Base salaries are reviewed annually. Changes in base salary for the NEOs depend on their compensation relative to competitive market data, changes in job responsibilities, and individual performance. While the compensation committee considers the competitive market data in setting the NEOs’ base salaries, it does not target a specific percentile of the market data. The base salary of each NEO is evaluated together with the other components of his or her compensation to ensure that the NEO’s compensation is in line with our overall compensation philosophy and aligned with performance.
In 2015, the compensation committee did not increase Mr. Bush's salary based on its review of his cash compensation target level relative to CEOs in our peer group and also based on our weaker bookings performance during 2014.
For our other NEOs, Mr. Bush recommended, and the compensation committee approved, increases to the base salary in 2015 for Ms. Matus, Dr. Kahane, and Mr. Park to better align their compensation with competitive market data for similarly situated executives. Specifically, the compensation committee increased Ms. Matus' base salary by 6.0% and Mr. Park’s salary by 20.7%, in each case based on the nature and scope of their areas of responsibility. Dr. Kahane received a 63.4% increase in his base salary to reflect his promotion from Senior Vice President to Executive Vice President, as well as the significantly expanded scope of his responsibilities in connection with his promotion. Mr. Armbrester received a 15.0% increase in his base salary for outstanding performance as part of the annual review process for 2014 in his role as Vice President of Business Development. The following table sets forth the base salaries of the NEOs for 2014 and 2015.

Executive	2014 Base Salary(1)	2015 Base Salary(1)	Percentage Increase
Jonathan Bush	$590,000	$590,000	—%
Kristi A. Matus	400,000	424,000	6.0%
Stephen N. Kahane	306,000	500,000	63.4%
Ed Park	414,750	500,635	20.7%
Kyle Armbrester(2)	226,800	260,707	15.0%

(1)	The amounts reported represent base salaries on an annualized basis. Due to our payroll schedule and the timing of base salary adjustments, the amounts actually paid may vary from these figures.

(2)
Mr. Armbrester's annualized 2015 base salary was $260,707 and increased to $285,000 on September 21, 2015, as a result of his promotion to Senior Vice President and Chief Product Officer on September 9, 2015.

Cash Bonus
We use annual cash incentive compensation to motivate and reward our executive officers, including the NEOs, for achieving our short-term financial and operational objectives while making progress towards our longer-term growth and business goals. We measure our corporate performance based on balanced scorecards. We believe that this approach has been a highly effective way to track and evaluate our performance year-over-year which enables us to both focus on our short-term objectives while, at the same time, measuring key performance indicators required for long-term success. Since we use this approach to track and evaluate our corporate performance, our compensation committee has elected to use similar scorecards to determine the cash bonuses for our executive officers, thereby aligning their annual incentive compensation with our financial and operational objectives.
The compensation committee sets annual cash bonus awards under our Executive Incentive Plan as follows: (1) set a target cash bonus award for each executive, (2) establish the scorecard applicable to each executive, and (3) review performance results and determine the actual award. Each of these steps is discussed further below.
Target Award
Our compensation committee sets a target cash bonus award for each NEO (which is expressed as a percentage of the NEO’s base salary). The target cash bonus award is the amount that would be earned upon achievement of 100% of the scorecard results (provided that any threshold goal is achieved for awards under our Executive Incentive Plan).
In 2015, the target cash bonus award for our CEO was determined based on the compensation committee’s intent to align pay with performance. For the other NEOs, the target cash bonus awards were based on the NEO’s position level and individual performance rating for 2015 as determined by the compensation committee, with input from our CEO. The target cash bonus award and each NEO’s applicable scorecard for 2015 were as follows:

Name	Scorecard	Base Salary ($)	Target Award (%)	Target Cash Bonus ($)	Target Total Cash Compensation ($)
Jonathan Bush	CEO	590,000	116.9%	690,000	1,280,000
Kristi A. Matus	Corporate	424,000	80.0%	339,200	763,200
Stephen N. Kahane	Corporate	500,000	80.0%	400,000	900,000
Ed Park	Corporate	500,635	80.0%	400,508	901,143
Kyle Armbrester(1)	N/A	285,000	70.0%	199,500	484,500

(1)
Mr. Armbrester was promoted to Senior Vice President and Chief Product Officer on September 9, 2015, and was not designated by the compensation committee as a participant under our Executive Incentive Plan for fiscal year 2015. Mr. Armbrester participated in our broad-based annual incentive plan, which is subject to funding based on the corporate scorecard results, and then cash bonuses are adjusted based on individual performance ratings. The target award in the table above is the amount that would be earned by Mr. Armbrester upon achievement of 100% of the corporate scorecard results and an individual performance rating of meets expectations. Mr. Armbrester is eligible to receive an increased target award of 85% of his base salary for outstanding performance in 2015. The overall bonus pool under the annual incentive plan is increased or decreased on a one-for-one basis for each percentage above or below the corporate scorecard results, up to a maximum of 200% achievement.

Scorecard Results
The compensation committee approves each NEO’s scorecard result. Actual bonus awards earned are paid on an annual basis for our NEOs. An explanation of the scorecard result and actual bonus awards earned by each NEO follows.

CEO Scorecard
Mr. Bush's 2015 annual cash bonus is based on our level of achievement of four metrics on the CEO scorecard: net promoter score, bookings, revenue, and net income. Each metric on the CEO scorecard was assigned a different percentage value of the overall scorecard value. The 2015 CEO scorecard results are summarized below.

Metric*	Weight	Goal	Actual	Result
Net Promoter Score	10%	44.0%	40.7%	92.6%
Bookings	50%	**	**	86.8%
Total Revenue ($ millions)	20%	917.4	924.7	100.8%
Net Income ($ millions)	20%	45.3	53.6	118.4%
Total Results	100%			96.5%

*	Each metric is defined below under the heading “Definitions.”

**
Because the bookings metric contains highly sensitive data including targeted bookings, we do not disclose the specific target levels for this metric. We believe that such disclosure would result in serious competitive harm. We set the target levels for the bookings metric at a high level because we are a growth-oriented company and rely on bookings to help drive our growth. In addition, the value associated at the time of booking is an estimate of the revenue that we expect to receive from clients which, in turn, is based on an estimate of what the clients’ total collections will be for using our services. This amount is an estimate based on an estimate, which means it is inherently volatile and cannot be used to predict actual revenue. We believe the bookings target levels were designed to be challenging but attainable if we had what we considered to be a successful year.

Mr. Bush's 2015 target cash bonus award percentage is adjusted upward or downward by 3% for every 1% of variance from the target level set forth in the CEO scorecard based on our actual performance for 2015. Because the CEO scorecard was 3.5% below target, the compensation committee decreased the CEO's cash bonus by 10.5% from the target award level. The following table shows the actual annual cash bonus awarded to Mr. Bush for 2015.

Executive	Base Salary ($)	Target Cash Bonus Award (%)	Actual Cash Bonus Award (%)	2015 Actual Cash Bonus ($) (1)
Jonathan Bush	$590,000	116.9%	104.6%	$617,343

(1)	Amount represents the Base Salary ($) multiplied by the Actual Cash Bonus Award (%). Any variances are due to rounding of the percentages shown in the table.

Corporate Scorecard
The 2015 annual cash bonuses for Ms. Matus and Messrs. Kahane, Park, and Armbrester were tied to achievement of our goals and objectives as set forth in our 2015 corporate scorecard. Our 2015 corporate scorecard was comprised of 8 weighted stability, performance, client satisfaction, and financial metrics as set forth below, and each metric was assigned a different percentage value of the overall scorecard value. The 2015 cash bonuses were based on the annual corporate scorecard values. Our 2015 corporate scorecard results are summarized below:

Metric*	Weight	Target	Result	Score
Stability
Voluntary Turnover	10%	10.5%	10.5%	100.0%
Employee Engagement	—%	4.31	4.28	99.3%
Stability Results	10%			100.0%

Performance
DAR	15%	38.0	40.7	92.9%
Closed-Loop Order Rate	10%	44.7%	44.9%	100.6%
Performance Results	25%			96.0%

Satisfaction
Net Promoter Score	20%	44.0	40.7	92.6%
Satisfaction Results	20%			92.6%

Financial
Bookings	20%	**	**	86.8%
Total Revenue ($ millions)	10%	917.4	924.7	100.8%
Non-GAAP Operating Income ($ millions)	15%	80.1	95.1	118.7%
Financial Results	45%			100.5%

Total Results	100%			97.7%

*	Each metric is defined below under the heading “Definitions.”

**
Because the bookings metric contains highly sensitive data including targeted bookings, we do not disclose the specific target levels for this metric. We believe that such disclosure would result in serious competitive harm. We set the target levels for the bookings metric at a high level because we are a growth-oriented company and rely on bookings to help drive our growth. In addition, the value associated at the time of booking is an estimate of the revenue that we expect to receive from clients which, in turn, is based on an estimate of what the clients’ total collections will be for using our services. This amount is an estimate based on an estimate, which means it is inherently volatile and cannot be used to predict actual revenue. We believe the bookings target levels within the corporate scorecard were designed to be challenging but attainable if we had what we considered to be a successful year. We have used similarly devised bookings target levels in the corporate scorecard for the previous three years and the results against those applicable targets were 88.3% for 2012, 100.3% for 2013, and 73.6% for 2014.

The other NEOs’ 2015 target cash bonus award percentage is adjusted upward or downward by 2% for every 1% of variance from the target level set forth in our corporate scorecard based on our actual performance. Because our corporate scorecard was 2.3% below target, the compensation committee decreased by 4.6% the cash bonuses for the other NEOs from the target award level. In addition, based on input from our CEO, the compensation committee further adjusted the target cash bonus award percentage based on each NEO's position, the annual performance review of each NEO for fiscal year 2015, and the NEO's level of responsibility and execution against individual and divisional annual performance goals during 2015, which further demonstrates our commitment to a pay-for-performance philosophy. The following table shows the actual annual cash bonus awarded to Ms. Matus and Messrs. Kahane, Park, and Armbrester for 2015:

Executive	Base Salary ($) (1)	Target Cash Bonus Award (%)	Actual Cash Bonus Award (%)	2015 Actual Cash Bonus ($) (2)
Kristi A. Matus	437,538	80%	47.7%	208,706
Stephen N. Kahane	496,846	80%	76.3%	379,193
Ed Park	509,980	80%	76.3%	389,217
Kyle Armbrester	273,362	70%	66.8%	182,551

(1)
Amount represents the annual base salary actually paid to the NEO between January 1, 2015 and December 31, 2015, which may be different than the annualized base salary shown elsewhere in this Proxy Statement due to the timing of compensation changes and the number of pay periods during fiscal year 2015.

(2)	Amount represents the Base Salary ($) multiplied by the Actual Cash Bonus Award (%). Any variances are due to rounding of the percentages shown in the table.

Definitions

Metric	Definition
Bookings	The annualized value of deals sold.
Closed-Loop Order Rate
The percent of orders that are tied within 90 days of order submission (non-prescription) and the percent of prescription orders with notification that the prescription was received by the patient based on claim history or refill.

Client Days in Accounts Receivable ("DAR")
The average number of days that it takes outstanding balances on claims to be resolved, e.g., paid, for clients on athenaCollector. Clients that have been live less than 90 days are excluded, as well as clients who are terminating services.

Employee Engagement	Quarterly engagement survey results for employees. Employee engagement results are reported in only the second and fourth quarters.
Non-GAAP Net Income
Sum of GAAP net income (loss) before stock-based compensation expense, amortization of capitalized stock-based compensation related to software development, amortization of purchased intangible assets, integration and transaction costs, restructuring costs, and gain on sale of marketable securities and any tax-related impact to these preceding items, and an adjustment to the tax provision for the non-GAAP tax rate.

Net Promoter Score
The percentage of clients who chose 9 or 10 (defined as promoters) less the percentage of clients who chose 0 through 6 (defined as detractors) on a scale of 1 to 10 when asked if they would recommend athenahealth to a trusted friend or colleague. These responses are generated from a “client listening” survey that we conduct for our client base twice per year.

Non-GAAP Adjusted Operating Income
Sum of GAAP net income (loss) before provision for (benefit from) income taxes, total other (income) expense, stock-based compensation expense, amortization of capitalized stock-based compensation related to software development, amortization of purchased intangible assets, integration and transaction costs, restructuring costs, and gain on sale of marketable securities.

Total Revenue	Total consolidated revenue.
Voluntary Turnover	A quarterly average of the number of voluntary terminations divided by starting headcount. Voluntary turnover excludes employees on action plans or employees on counseling out plans.
Equity
We use long-term incentive compensation in the form of equity awards to reward long-term performance and help align the interest of our executive officers with those of shareholders. For annual equity awards, we offer our NEOs the choice of stock options or full value stock awards (for example, RSU awards for time-based awards and PSU awards for performance-based awards). Based on the financial characteristics of full value stock awards, the compensation committee established that each share represented by a full value stock award will be considered the equivalent of the issuance of two and one-half stock option shares for 2015. This design gives our executive officers a stake in the process of determining their long-term incentive compensation, and provides them with an incentive to execute their responsibilities in such a way as to generate long-term benefit to us and our shareholders.
Through the receipt of equity awards, our executive officers participate in the long-term results of their efforts, whether by appreciation in the value of our common stock or the impact of business setbacks, either company-specific or industry-based. Additionally, equity awards provide a means of achieving our retention objectives for our executive officers, in that they are in almost all cases subject to vesting over multiple years.
The compensation committee granted the following equity awards in 2015 to the NEOs. These equity awards are discussed in greater detail below.

Name	Type of Award	Performance-based Stock Option	Time-based Stock Option	RSUs	PSUs
Jonathan Bush	Annual Award	90,000
Kristi A. Matus	Annual Award		7,847	9,416
Stephen N. Kahane	Annual Award	3,891			4,670
	Promotion Award			20,000
Ed Park	Annual Award				13,465
Kyle Armbrester	Annual Award			2,056
	Banner Year Award			4,000
	Promotion Award			12,500

Annual Awards
On March 2, 2015, the compensation committee granted performance-based and time-based annual equity awards to the NEOs as shown in the table above (collectively, the “Annual Awards”). The stock options have an exercise price per share equal to the closing market price per share of our common stock on the NASDAQ Global Select Market on the grant date of $129.25.

•	Determination of Awards. In approving the Annual Awards, the compensation committee took into account the following:

◦
CEO: In determining Mr. Bush’s Annual Award, the compensation committee considered: his leadership role and stewardship driving our sustainable financial and operational performance and growth; his target total compensation levels relative to peers; his equity ownership and equity grant history (both individually, and among peers); the compensation committee’s assessment of his individual performance for 2014; and our overall corporate performance for 2014. In line with our pay-for-performance philosophy and because our bookings performance in 2014 was weaker than expected, the compensation committee granted Mr. Bush an Annual Award that was substantially lower than in prior years. The grant date fair value computed in accordance with ASC Topic 718 of Mr. Bush's Annual Award was $4.45 million in 2015 versus $8.30 million in 2014 and $6.97 million in 2013.

◦
Other NEOs: For the other NEOs, our equity compensation strategy is to begin with a target annual equity award expressed as a percentage of base salary based on each executive’s position and competitive market data. From there, the compensation committee considered the position of each NEO, the annual performance review of each NEO for fiscal year 2014, the nature and scope of each NEO's area of responsibility, and the recommendations of our CEO, which were based upon his assessment of the professional effectiveness and capabilities of these executive officers, to determine the amount of each other NEO's actual annual equity award expressed as a percentage of base salary. The calculation of the equity awards granted to Ms. Matus and Messrs. Kahane, Park, and Armbrester is shown below.

Name	2014 Base Salary ($)	Target Equity Award (%)	Actual Equity Award (%)	Annual Award Cash Value ($)(1)	Annual Equity Award (#)(2)
Kristi Matus	400,000	450%	450.0%	1,800,000	12,555
Stephen N. Kahane	306,000	275%	291.7%	892,602	6,226
Ed Park	414,750	450%	465.5%	1,930,454	13,465
Kyle Armbrester	226,800	65%	130.0%	294,840	2,056

(1)	Amount represents the Base Salary ($) multiplied by the Actual Equity Award (%). Any variances are due to rounding of the percentages shown in the table.

(2)
The number of shares of our common stock subject to the equity award is calculated by dividing the cash value by the average closing price per share of our common stock during the 20 trading days preceding and including January 30, 2015, which equaled $143.37 per share. Once this amount is determined, each NEO may choose to receive a stock option or RSU award (or a combination of a stock option and an RSU award) with the number of shares subject to each award based on a 2.5:1 stock option to RSU ratio. As shown in the table above under "Equity", Ms. Matus and Dr. Kahane elected to receive a mix of stock options and RSUs, and Messrs. Park and Armbrester elected to receive RSUs.

•
Performance Goals.  We set aspirational, but sustainable goals at athenahealth, and tie them directly to annual equity awards. As discussed above, the size of our equity award grants are informed by prior year performance (e.g., achievement of strategic initiatives, scorecards, and individual performance ratings). Once the equity award sizes are determined based upon the executive's individual performance, corporate performance goals are added to the awards that may reduce, but not increase, the number of awards ultimately earned. Therefore, executives receive annual equity awards that may only be reduced by prospective corporate performance. For fiscal 2015, the compensation committee determined that the Annual Awards for Messrs. Bush, Kahane and Park will vest only if the following performance goals are met: (1) 20% year-over-year annual revenue growth; and (2) 50% Non-GAAP Adjusted Gross Margin (as defined below). If both performance goals are met, then the Annual Awards will vest 25% per year over four years beginning on March 1, 2016. If both performance goals are not met, then the Annual Awards will immediately and automatically be forfeited.

◦
20% revenue growth: The compensation committee set the revenue growth rate goal to be challenging but attainable if we successfully execute our annual financial and operational objectives for 2015. The compensation committee determined that the revenue growth rate goal was a sustainable performance level given the unpredictability of bookings and the timing of revenue recognition as we transition our client base from small, fast-implementing groups to larger slower-implementing enterprises. When setting this performance goal, the compensation committee reviewed competitive market data from our compensation peer group and recognized that this performance goal exceeds the median revenue growth rates for our compensation peer group. In fiscal 2015, we achieved $924.7 million in revenue over $752.6 million in 2014, a 23% increase, thereby, outperforming the goal.

◦
50% Non-GAAP Adjusted Gross Margin: This performance goal is intended to ensure that we maintain profitability while continuing to pursue our revenue growth objectives. The compensation committee determined that this goal was a sustainable performance level. In fiscal 2015, we achieved 63.5% Non-GAAP Adjusted Gross Margin, thereby outperforming the goal. “Non-GAAP Adjusted Gross Margin” means Non-GAAP Adjusted Gross Profit as a percentage of total revenue and “Non-GAAP Adjusted Gross Profit” means total revenue, less direct operating expense, plus (1) stock-based compensation expense allocated to direct operating expense and (2) amortization of purchased intangible assets allocated to direct operating expense.

Promotion Awards
On March 2, 2015, in connection with Dr. Kahane's promotion to Executive Vice President and President, Client Organization, the compensation committee granted him 20,000 RSUs. On November 2, 2015, in connection with Mr. Armbrester's promotion to Senior Vice President and Chief Product Officer, the compensation committee granted him 12,500 RSUs. In approving the equity awards to Dr. Kahane and Mr. Armbrester, the compensation committee took into account the recommendations of our CEO, which were based upon his assessment of their skills, qualifications, responsibilities, and experience, as well as his assessment of the competitive market. The awards are subject to our standard four-year time-based vesting schedule of 25% per year.
Banner Year Awards
On March 2, 2015, upon the recommendation of our CEO, the compensation committee granted 4,000 RSUs to Mr. Armbrester as a banner year award for outstanding performance during 2014 in his role as Vice President of Business Development. Banner year awards are designed to provide additional long-term incentive to employees with outstanding performance. The awards are intended to recognize and retain employees who have demonstrated the following: exceptional stand-out performance; significant impact on the business; being a high potential contributor; someone we want to retain to help us achieve our mission.

Other Compensation Policies
Stock Ownership Guidelines
In an effort to more closely align the interest of our directors and executive officers with those of our shareholders, each director and executive officer is required to meet the following minimum stock ownership guidelines:

Position	Guideline
Director	$200,000
CEO	6X base salary
CFO	3X base salary
EVP and SVP	2X base salary
Shares that are counted towards satisfaction of these guidelines include:

•	shares held directly or held in trust for the executive officer or director and his or her immediate family;

•	50% of the value of RSU awards; and

•	50% of the intrinsic value of vested but unexercised stock options.
Each executive officer and director will have five years from the later of (1) the date of adoption of these guidelines (i.e., October 22, 2013) or (2) the date they assumed a position subject to the guidelines, to come into compliance. As of April 15, 2016, all of our NEOs and directors met the applicable minimum stock ownership guidelines.

Anti-hedging and anti-pledging policies
Our insider trading policy prohibits all directors, executive officers, and employees from buying our securities on margin, borrowing against our securities held in a margin account, pledging our securities as collateral for a loan, engaging in short sales of our securities, and buying or selling derivatives on our securities.
Clawback Policy
Our Executive Incentive Plan provides that any cash bonus paid to an executive officer may be recovered (“clawed back”) in the event that our Board of Directors determines that a significant restatement of our financial results or other metrics for any of the three prior fiscal years is the result of the executive officer’s fraud or willful misconduct and the executive officer’s cash bonus would have been lower had the results or metrics been properly calculated. In addition, our 2016 PSU award agreements provide that any grantee’s right to receive or retain an award or any amounts thereunder is subject to forfeiture, cancellation, recoupment, rescission, payback, setoff or other similar action in accordance with any policy that we may adopt or amend from time to time related to any such actions, including any adoption or amendment pursuant to the rules and regulations of the Securities and Exchange Commission.
“Double-Trigger” Provision for Acceleration of Equity Awards
Our standard equity award agreements for the 2007 Stock Option and Incentive Plan do not contain any single trigger provisions, unless our equity awards are not assumed or substituted in a sale event. Rather, our equity award agreements under that plan contain a “double-trigger” full acceleration of the equity awards if a sale event occurs and either (i) the executive officer’s service with us or our successor is terminated without “cause” or (ii) the executive officer terminates his or her service for “good reason,” in either case within 12 months of the sale event.
Equity Award Grant Policy
Our equity award grant policy formalizes our process for granting equity-based awards to our executive officers and other employees. Under our equity award grant policy, all awards must be approved by our compensation committee (subject to the delegation process described below). All stock options are granted with an exercise price that is not less than the fair market value of our common stock, calculated based on our closing market price on the grant date. Under our equity award grant policy, equity awards are granted only on the first business day of any month, as follows:

•
awards in conjunction with the hiring of a new employee or the promotion of an existing employee are made on the first trading day of the month following the later of (1) the hire date or the promotion date or (2) the date on which the award is approved; and

•	awards to existing employees other than in connection with a promotion are made, if at all, on an annual basis.
Our compensation committee has delegated authority to our General Counsel to approve equity awards to persons who are not (and are not reasonably expected to be upon their hiring or promotion) at or above the vice president cohort level or a member of our Board of Directors and have an estimated fair market value of less than $1 million to any one person in any one calendar year. All equity awards that do not fall under the General Counsel's delegated authority require approval of the compensation committee.
Health and Welfare Benefits
We provide the following health and welfare benefits to our executive officers on the same basis as the benefits provided to all employees:

•	health, dental, and vision insurance;

•	life insurance;

•	short- and long-term disability;

•	401(k) plan; and

•	an employee stock purchase plan.
These benefits are consistent with those offered by other companies and specifically with those companies with which we compete for employees. We provide a matching contribution to each employee, including our executive officers, who participate in our 401(k) plan of one-third of employee contributions up to 6% of eligible compensation.
Employment Agreements
We have written employment agreements with each of our NEOs, which provide for “at-will” employment and a base salary subject to annual review. Each NEO is also eligible to participate in our employee benefit plans, to the extent eligible, on the same terms as similarly situated executive officers, and is eligible for a cash bonus as described above. Finally, these agreements prohibit each executive officer from engaging directly or indirectly in competition with us, recruiting or soliciting any of our employees, diverting our clients to a competitor, or disclosing our confidential information or business practices.
Dr. Kahane and Ms. Matus’ employment agreements also provide for severance payments if we terminate his or her employment without “cause” or he or she resigns from his or her employment for “good reason.” See “Potential Payments Upon Termination or Change-in-Control” below for additional information about the terms of these employment agreements.
Tax and Accounting Considerations
Section 162(m) of the Internal Revenue Code generally disallows public companies a tax deduction for federal income tax purposes of remuneration in excess of $1 million paid to the CEO and each of the three other most highly-compensated executive officers (other than the CFO) in any taxable year. Generally, remuneration in excess of $1 million may only be deducted if it is “performance-based compensation” within the meaning of the Internal Revenue Code. In this regard, the compensation income realized upon the exercise of stock options granted under a shareholder-approved stock option plan generally will be deductible so long as the options are granted by a committee whose members are outside directors and certain other conditions are satisfied.
Our compensation committee believes that, in establishing the cash and equity incentive compensation plans and arrangements for our executive officers, the potential deductibility of the compensation payable under those plans and arrangements should be only one of a number of relevant factors taken into consideration, and not the sole governing factor. For that reason, our compensation committee may deem it appropriate to provide one or more executive officers with the opportunity to earn incentive compensation, whether through cash incentive awards tied to our financial performance or equity incentive awards tied to the executive officer’s continued service, which may be in excess of the amount deductible by reason of Section 162(m) or other provisions of the Internal Revenue Code. Our compensation committee believes it is important to maintain cash and equity incentive compensation at the requisite level to attract and retain the individuals essential to our financial success, even if all or part of that compensation may not be deductible by reason of the Section 162(m) limitation.
Generally accepted accounting principles require us to measure the compensation expense for all share-based payment awards made to employees and directors, including stock options, based on the grant date “fair value” of these awards. This calculation is performed for accounting purposes and reported in the compensation tables below, even though our executive officers may never realize any value from their awards. We also are required to recognize the compensation cost of stock-based compensation awards in our income statements over the period that an executive officer is required to render service in exchange for the option or other award.
Prospective Changes to 2016 Compensation
During the course of our shareholder outreach efforts, we received and listened to feedback from our shareholders regarding the design of our 2014 and 2015 PSU awards, including the specific performance measures used and related targets. In response to this feedback, management recommended and the compensation committee supported changes to the overall design of our performance-based equity program for 2016 to further strengthen the alignment between pay and performance and to more closely align our executives with our shareholders' interests. Specifically, the compensation committee adopted a new, performance-based equity program consisting of PSU awards that are only eligible to be earned upon the achievement of rigorous performance targets over three, one-year performance periods. The new PSU program became effective in 2016 for our CEO, executive vice presidents, and senior vice presidents. In 2016, we also transitioned from granting a mix of stock options, PSUs, and RSUs to our executives to granting only PSUs and RSUs for our annual equity awards.

Our new PSU program shifts our performance-based equity awards from a solely threshold attainment program to a program with a range of rigorous performance goals (threshold, target and maximum) for two different performance metrics, revenue growth and non-GAAP adjusted gross margin, which we believe are more aligned with our long-term internal growth and profitability goals. Specifically, these performance goals are closely tied to our guidance for fiscal year 2016, which we communicated on December 10, 2015, at our 8th Annual Investor Summit. In addition, the performance metrics used in our new PSU program are different than the performance metrics set forth in our corporate scorecard (bookings and non-GAAP operating income) to ensure differentiation of metrics between our short-term and long-term incentive programs.

The following table sets forth the performance levels, associated vesting, and performance goals for the 2016 PSU awards during each of the three, one-year performance periods:

Performance Levels & Associated Vesting	Revenue Growth (70% weighting)	Non-GAAP Adjusted Gross Margin (30% weighting)
	Performance Goals
Threshold (50% vesting)	15%	60%
Target (100% vesting)	20%	64%
Maximum (150% vesting)	30%	70%

As shown in the table above, each NEO may earn between 0% and 150% of his or her target award over three, one-year performance periods between January 1, 2016 and December 31, 2018, depending on our level of achievement of the specified performance goals. Seventy percent (70%) of the target award is based on revenue growth, specifically, our compound annual growth rate in each of the one-year performance periods over total revenue for the year ended December 31, 2015. One-third of this portion of the target award (i.e., 23.33%) is eligible to be earned in each performance period. Thirty percent (30%) of the target award is based on non-GAAP adjusted gross margin. One-third of this portion of the target award (i.e., 10%) is eligible to be earned in each performance period. No PSUs will be earned if the threshold levels for the award are not achieved. The maximum earned payment will be 150% of the target award. Following each one-year performance period, the compensation committee certifies whether the performance goals have been met and if so, at what level. Based on that certification, the PSUs earned during the performance period vest as to the appropriate portion on March 1st of the fiscal year following the relevant performance period (i.e., on March 1, 2017 for the 2016 performance period). Any PSUs not earned at the end of a performance period are automatically forfeited.
Compensation Committee Interlocks and Insider Participation
During 2015, Mr. Ittycheria and Dr. Kosecoff served as members of our compensation committee. Our former director, Mr. James L. Mann, also served as a member of our compensation committee during 2015 until his retirement from the board of directors on June 10, 2015. No member of the compensation committee was an employee or officer of athenahealth during 2015, a former officer of athenahealth, or had any other relationship with us requiring disclosure herein.
During the last fiscal year, none of our executive officers served as a member of the compensation committee of another entity, or as a director of another entity, one of whose executive officers served on our compensation committee or as one of our directors.
Compensation Committee Report
The compensation committee of the Board of Directors of athenahealth has reviewed and discussed the Compensation Discussion and Analysis contained in this Proxy Statement with management. Based on this review and discussion, the compensation committee has recommended to the Board of Directors that the Compensation Discussion and Analysis be included in our annual report on Form 10-K for the fiscal year ending December 31, 2015 and in this Proxy Statement.
THE COMPENSATION COMMITTEE
Jacqueline B. Kosecoff (Chair)
Dev Ittycheria

The information contained in this report shall not be deemed to be soliciting material and shall not be deemed filed or incorporated by reference into any of our other filings under the Exchange Act or the Securities Act of 1933, as amended (the "Securities Act"), except to the extent that we specifically incorporate it by reference into such filing.

COMPENSATION TABLES
Summary Compensation
The following table sets forth information concerning the compensation of the NEOs for the fiscal years ended December 31, 2015, 2014, and 2013.
Summary Compensation Table

Name and Principal Position	Year	Salary ($)	Bonus ($)		Stock Awards ($)(1)	Option Awards ($)(1)	Non-Equity Incentive Plan Compensation ($)(2)	All Other Compensation ($)(3)	Total ($)
Jonathan Bush	2015	612,692	—		—	4,452,705	617,343	6,524	5,689,264
Chief Executive Officer, President,	2014	582,479	—		—	8,301,300	591,054	5,417	9,480,250
and Chairman of the Board	2013	540,000	—		—	6,967,506	491,076	28,551	8,027,133
Kristi A. Matus(4)	2015	437,538	—		1,217,018	388,226	208,706	5,999	2,257,487
Executive Vice President and Chief	2014	161,611	200,000	(5)	4,863,600	1,529,283	108,230	3,172	6,865,896
Financial & Administrative Officer
Stephen N. Kahane	2015	496,846	—		3,188,598	192,505	379,193	3,696	4,260,838
Executive Vice President, President,	2014	305,479	—		2,737,332	—	169,218	3,183	3,215,212
Client Organization	2013	300,000	63,467	(6)	745,947	—	169,200	5,320	1,283,934
Ed Park	2015	509,980	—		1,740,351	—	389,217	3,663	2,643,211
Executive Vice President and	2014	407,450	—		1,486,866	—	213,804	4,451	2,112,571
Chief Operating Officer	2013	344,231	—		1,356,214	—	267,400	6,945	1,974,790
Kyle Armbrester(7)	2015	273,362	—		2,744,363	—	182,551	5,999	3,206,275
Senior Vice President and Chief
Product Officer

(1)
This column reflects the grant date fair value computed in accordance with ASC Topic 718. The assumptions used to calculate these amounts are set forth in Notes 1 and 10 to our consolidated financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2015. For performance-based awards, the grant date fair value is based upon the probable outcome (which represents the maximum award payable) of the awards consistent with the estimate of aggregate compensation cost to be recognized over the service period determined as of the grant date under ASC Topic 718.

(2)
For 2015, the amounts listed in this column represent cash incentive awards earned by the NEOs for 2015 performance, as further described in the section entitled “Cash Bonus” above. The amounts listed in this column for 2014 and 2013 are reported in the fiscal year earned. The NEOs received their cash incentive award payment in the year following the fiscal year in which the award was earned.

(3)The following table sets forth all other compensation amounts for 2015 by type:

Name	Matching 401(k) Contributions	Tax Gross ups (a)	Total All Other Compensation
Jonathan Bush	5,546	978	6,524
Kristi A. Matus	5,999	—	5,999
Stephen N. Kahane	2,411	1,285	3,696
Ed Park	3,663		3,663
Kyle Armbrester	5,999	—	5,999

(a)
Tax gross-ups were paid in connection with tax obligations associated with travel, entertainment, and meals for the NEO’s spouse or children that were provided by us. In 2015, tax gross-ups were provided in connection with spousal or family travel to our 100% annual sales club meeting. Perquisites and other personal benefits provided to each of the NEOs had an aggregate incremental value of less than $10,000 and accordingly have been omitted from the table in accordance with SEC rules.

(4)	Ms. Matus joined the Company on July 21, 2014, and therefore no information is presented for fiscal 2013.

(5)	Represents a non-refundable signing bonus in connection with Ms. Matus’ commencement of her employment.

(6)	The compensation committee awarded Dr. Kahane an additional discretionary cash bonus in light of the enterprise sales team’s exceptional performance.

(7)	Mr. Armbrester was not a named executive officer in fiscal 2014 and 2013, and therefore no information is presented for these years.

Grants of Plan-Based Awards
The following table sets forth information concerning plan-based awards granted to the NEOs during the fiscal year ended December 31, 2015.
Grants of Plan-Based Awards — 2015

Name	Grant Date	Estimated Possible Payouts Under Non-Equity Incentive Plan Awards(1)			Estimated Future Payouts under Equity Incentive Plan (2)			All Other Stock Awards: Number of Shares of Stock or Units (#)(3)	All Other Option Awards: Number of Securities Underlying Options (#)(3)	Exercise or Base Price of Option Awards ($/Sh)	Grant Date Fair Value of Stock and Option Awards ($)(4)
		Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
Jonathan Bush	3/2/2015				—	90,000	90,000			129.25	4,452,705
		—	690,000	1,770,000
Kristi A. Matus	3/2/2015								7,847	129.25	388,226
	3/2/2015							9,416			1,217,018
		212,000	339,200	424,000
Stephen N. Kahane	3/2/2015				—	3,891	3,891			129.25	192,505
	3/2/2015					4,670	4,670				603,598
	3/2/2015							20,000			2,585,000
		250,000	400,000	500,000
Ed Park	3/2/2015				—	13,465	13,465				1,740,351
		250,318	400,508	500,635
Kyle Armbrester	3/2/2015							2,056			265,738
	3/2/2015							4,000			517,000
	11/2/2015							12,500			1,961,625
		114,000	199,500	242,250

(1)
The amounts reported in this column represent the threshold, target and maximum cash incentive awards for fiscal 2015. The cash incentive awards are paid annually. The amounts earned by each NEO for 2015 are reported in the “Non-Equity Incentive Plan Compensation” column of the Summary Compensation Table. These awards are described in more detail above in the section entitled “Cash Bonus.”

(2)
The amounts reported in this column represent the number of shares subject to performance-based stock option and/or PSU awards granted to the NEOs pursuant to our 2007 Stock Option and Incentive Plan. These awards are described in more detail above in the section entitled “Equity.”

(3)
The amounts reported in this column represent the number of shares subject to stock options and/or RSU awards granted to the NEOs pursuant to our 2007 Stock Option and Incentive Plan. These awards are described in more detail above in the section entitled “Equity.”

(4)
The amounts reported in this column represent the grant date fair value of the stock and option awards as computed in accordance with ASC Topic 718. The assumptions used to calculate these amounts are set forth in Notes 1 and 10 to our consolidated financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2015.

Outstanding Equity Awards at Fiscal Year-End
The following table sets forth information concerning unexercised options; stock awards that have not vested; and equity incentive plan awards for each NEO outstanding as of December 31, 2015.
Outstanding Equity Awards at Fiscal Year-End — 2015

			Option Awards					Stock Awards
Name	Grant Date	Vesting Start Date(1)	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)(2)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)(2)
Jonathan Bush	3/3/2008	(3)	63,750	—		32.72	3/3/2018
	4/1/2010	2/15/2010	154,000	—		36.78	4/1/2020
	4/1/2011	4/1/2011	75,000	—		44.90	4/1/2021
	3/1/2012	3/1/2012	183,472	61,158		70.86	3/1/2022
	3/1/2013	(4)	91,000	91,000		96.09	3/1/2023
	3/3/2014	(5)	25,000	75,000		195.05	3/3/2024
	3/2/2015	(6)			90,000	129.25	3/2/2025
Kristi A. Matus	8/1/2014	8/1/2014	7,500	22,500		121.59	8/1/2024
	8/1/2014	8/1/2014						30,000	4,829,100
	3/2/2015	3/1/2015		7,847		129.25	3/2/2025
	3/2/2015	3/1/2015						9,416	1,515,694
Stephen N. Kahane	3/1/2011	3/1/2011	9,000	—		45.10	3/1/2021
	3/1/2011	(7)	15,561	—		45.10	3/1/2021
	3/1/2012	3/1/2012						3,125	503,031
	3/1/2013	3/1/2013						3,881	624,725
	3/3/2014	3/1/2014						5,625	905,456
	3/3/2014	(5)						4,901	788,914
	3/2/2015	(6)			3,891	129.25	3/2/2025
	3/2/2015	(6)								4,670	751,730
	3/2/2015	3/1/2015						20,000	3,219,400
Ed Park	3/2/2009	1/5/2009	7,500	—		25.67	3/2/2019
	8/2/2010	7/5/2010	5,000	—		26.91	8/2/2020
	3/1/2012	3/1/2012						7,500	1,207,275
	3/1/2013	3/1/2013						7,056	1,135,804
	3/3/2014	(5)						5,718	920,426
	3/2/2015	(6)								13,465	2,167,461
Kyle Armbrester	2/1/2012	2/1/2012						2,500	402,425
	3/1/2013	3/1/2013						529	85,153
	11/1/2013	8/1/2013						2,500	402,425
	3/3/2014	3/1/2014						743	119,601
	3/2/2015	3/1/2015						2,056	330,954
	3/2/2015	3/1/2015						4,000	643,880
	11/2/2015	10/1/2015						12,500	2,012,125

(1)	Unless indicated otherwise, all stock options and RSUs vest in four equal annual installments beginning on the first anniversary of the vesting start date.

(2)	Based on a per share price of $160.97, which was the closing price per share of our common stock as quoted on NASDAQ on December 31, 2015.

(3)	100% exercisable and vested on the grant date.

(4)
Represents a performance-based stock option award to purchase 182,000 shares. 91,000 of the shares vest based upon attainment of pre-established performance metrics. 45,500 of these shares vested on March 1, 2015, 22,750 shares vested on March 1, 2016, and the remainder will vest on March 1, 2017. The remaining 91,000 shares will vest in four equal annual installments beginning on the first anniversary of the grant date.

(5)
Represents a performance-based stock option and/or PSU award, which vests in four equal annual installments beginning on March 1, 2015, based upon the achievement of certain performance goals for the 2014 performance period.

(6)
Represents a performance-based stock option and/or PSU award, which vests in four equal annual installments beginning on March 1, 2016, subject to achievement of certain performance goals for the 2015 performance period. The awards are described in more detail above in the section entitled “Equity.”

(7)
Represents a performance-based stock option award. The option vested based upon the attainment of pre-established performance metrics on the March 1 following each of the performance periods, 2011-2012, 2013, and 2014.

Option Exercises and Stock Vested
The following table sets forth information concerning the exercise of stock options by, and PSU and RSU awards that vested for, the NEOs during the fiscal year ended December 31, 2015.
Option Exercises and Stock Vested — 2015

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)(1)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)(2)
Jonathan Bush	66,242	8,102,971	—	—
Kristi A. Matus	—	—	10,000	1,399,600
Stephen N. Kahane	—	—	42,923	5,454,226
Ed Park	—	—	19,184	2,385,961
Kyle Armbrester	—	—	4,263	589,412

(1)	This amount is equal to the difference between the fair market value of the shares acquired upon exercise on the exercise date less the exercise price, multiplied by the number of options exercised.

(2)	This amount is the closing price per share of our common stock on the vesting date, multiplied by the number of shares vested.

Potential Payments Upon Termination or Change-in-Control
The following discussion and tables describe and explain the potential payments and benefits that would be received by the NEOs upon a termination of employment or a change-in-control of athenahealth to our NEOs under their existing contracts, agreements, plans and arrangements.
Ms. Matus
On July 21, 2014, we entered into an employment agreement with Ms. Matus. Under the terms of the employment agreement, if we terminate her employment without “cause” or if she resigns from her employment for “good reason,” then Ms. Matus is eligible to continue to receive her base salary bi-weekly at the then-current rate for twelve months following the termination of her employment. For purposes of the employment agreement, “cause” means her (1) embezzlement, misappropriation of corporate funds, or other material acts of dishonesty; (2) a conviction of, or a plea of guilty or nolo contendere to, any felony (not involving the operation of a motor vehicle) or any misdemeanor involving moral turpitude; (3) engagement in any activity that she knows or should know could materially harm the business or reputation of us or any of our affiliates, provided that this clause shall not apply to any actions taken or omitted in a good faith belief that the action taken or omission was in our best interest; (4) material violation of any statutory, contractual, or common law duty or obligation owed to us (including, without limitation, the duty of loyalty) that causes demonstrable injury to us or any of our affiliates; (5) material breach of the employment agreement; or (6) repeated failure, in our reasonable judgment, to substantially perform her assigned duties or responsibilities; and “good reason” means (1) if she commutes, a permanent relocation of her assigned office that results in an increase in her one-way commuting distance by more than 35 miles; (2) a 5% or greater decrease in the total of her base salary and target bonus compensation at plan (except for any decrease in compensation that applies to our employees generally); or (3) a material reduction in her duties, authority, or responsibilities relative to the duties, authority, or responsibilities in effect immediately prior to such reduction. As a condition to Ms. Matus’ receipt of this severance, she must execute a separation agreement prepared by us containing a mutual release of claims, and mutual covenants of cooperation, confidentiality, and non-disparagement.
In addition, the agreements for the equity awards granted in connection with Ms. Matus’ hiring provide that if we terminate her employment without “cause” or if she resigns from her employment for “good reason,” then the vesting of those stock option and RSU awards will accelerate through the first vesting date that next follows termination of employment. The following table summarizes the payments and benefits payable to Ms. Matus under her agreements assuming a termination of employment as of December 31, 2015:

Payments and Benefits	Termination Without Cause or for Good Reason ($)
Cash Severance	424,000
Stock Options(1)	357,585
RSUs(2)	1,988,623
Total	2,770,208

(1)
This amount equals the difference between the exercise price per share of the stock option and the closing market price of our common stock on December 31, 2015, of $160.97 per share multiplied by the number of stock options that would have vested as a result of the acceleration.

(2)
These amounts equal the closing market price of our common stock on December 31, 2015, of $160.97 multiplied by the number of shares subject to the outstanding RSU award that would have vested as a result of the acceleration.

Dr. Kahane
On February 18, 2011, we entered into an employment agreement with Dr. Kahane. Under the terms of the employment agreement, if we terminate his employment without “cause” or if he resigns from his employment for “good reason,” then Dr. Kahane is eligible to continue to receive his base salary bi-weekly at the then-current rate for six months following the termination of his employment. For purposes of the employment agreement, “cause” means his (1) act involving fraud, embezzlement, or misappropriation during his employment; (2) material default in the performance of any of his obligations to us; (3) adjudication as guilty by, or entry of a plea of guilty or no contest before, a court of competent jurisdiction in regard to a felony; (4) being found by a court to have engaged in one or more wrongful acts that individually, or in the aggregate, have a material adverse effect on us, our prospects, earnings, or financial condition; or (5) death or physical or mental incapacity; and “good reason” means (1) a material diminution by us to his base salary; (2) a materially adverse change by us in his authorities or responsibilities; or (3) a change of more than 50 miles in the principal location at which he provides services to us. As a condition to Dr. Kahane’s receipt of this severance, he must execute a separation agreement prepared by us containing a mutual release of claims, and mutual covenants of cooperation, confidentiality, and non-disparagement. The amount payable to Dr. Kahane under his agreement, assuming a termination of employment or a change-in-control of athenahealth as of December 31, 2015, is $250,000.
Other NEOs
We are not a party to any contracts, agreements, plans or arrangements that would provide cash payments or any other benefits to Messrs. Bush, Park, or Armbrester in connection with any termination of employment, change-in-control of athenahealth, or change in responsibilities.
Acceleration of Vesting of Equity Awards
Under the 2007 Stock Option and Incentive Plan, all outstanding stock options become fully vested and exercisable, all other stock awards with time-based vesting, conditions or restrictions become fully vested and nonforfeitable, and all other stock awards with conditions and restrictions relating to the attainment of performance goals may become vested and nonforfeitable in connection with a “sale event” in the administrator’s discretion, unless assumed or substituted. A “sale event” is defined as: (1) our dissolution or liquidation; (2) the sale of all or substantially all of our assets on a consolidated basis to an unrelated person or entity; (3) a merger, reorganization, or consolidation in which the outstanding shares of our common stock are converted into or exchanged for securities of the successor entity and the holders of our outstanding voting power immediately prior to such transaction do not own a majority of the outstanding voting power of the successor entity immediately upon completion of such transaction; or (4) the sale of all of our common stock to an unrelated person or entity.
In addition, as of July 2013, our equity award agreements under the 2007 Stock Option and Incentive Plan contain a “double-trigger” provision, such that if a sale event occurs and the grantee’s service with athenahealth and any successor or any affiliate thereof, whether as an employee, director, or consultant is either (i) terminated by the successor company without “cause” or (ii) terminated by the grantee with “good reason,” in either case within 12 months after the effective time of the sale event, then, immediately prior to such termination, any unvested stock options or RSU awards or earned PSU awards fully vest. For purposes of the equity award agreements, “cause” means that, in the reasonable determination of the successor company, (1) the grantee has committed an act that materially injures the business of the successor company; (2) the grantee has refused or failed to follow lawful and reasonable directions of the board of directors of the successor company or the appropriate individual to whom the grantee reports; (3) the grantee has willfully or habitually neglected his or her duties with the successor company; (4) the grantee has been convicted of a felony that is likely to inflict or has inflicted material injury on the business of the successor company; or (5) the grantee has committed a material fraud, misappropriation, embezzlement, or other act of gross dishonesty that resulted in material loss, damage, or injury to the successor company; and “good reason” means that any of the following are undertaken without the grantee’s express written consent: (1) the assignment to the grantee of any duties or responsibilities that result in a significant diminution in his or her function as in effect immediately prior to the effective date of the sale event, provided that a mere change in title or reporting relationships shall not constitute good reason; (2) a 10% or greater reduction in the grantee’s annual target total cash compensation (that is, base salary, plus any cash bonus that would be paid for grantee’s performance at a “meets expectations” level and athenahealth meeting its performance targets, plus any sales commissions that would be due for grantee meeting any sales quota that he or she may have), as in effect on the effective date of the sale event; (3) a relocation of the grantee’s business office to a location more than 50 miles from the location at which he or she performed duties as of the effective date of the sale event, except for required travel by the grantee on the successor company’s business to an extent substantially consistent with his or her business travel obligations prior to the sale event; or (4) a material breach by the successor company of any provision of the equity award agreement.

The table below sets forth the estimated benefits that the NEOs would receive (a) upon consummation of a sale event in which the awards are not assumed or substituted by the successor, or (b) upon termination of employment by us without “cause” or by the NEO for “good reason” within 12 months of a sale event, that in each case hypothetically occurred as of December 31, 2015.

	Awards Not Assumed or Substituted		Termination Without Cause or for Good Reason
	Option Awards	Stock Awards	Option Awards	Stock Awards
Name	($)(1)	($)(2)	($)(1)	($)(2)
Jonathan Bush	14,269,827	—	2,854,800	—
Kristi A. Matus	1,134,957	6,344,794	1,134,957	6,344,794
Stephen N. Kahane	123,423	6,793,256	123,423	5,665,500
Ed Park	—	5,430,967	—	3,087,888
Kyle Armbrester	—	3,996,563	—	3,508,985

(1)
These amounts equal the difference between the exercise price per share of the stock option and the closing market price of our common stock on December 31, 2015, of $160.97 per share multiplied by the number of stock options that would have vested as a result of the acceleration.

(2)
These amounts equal the closing market price of our common stock on December 31, 2015, of $160.97 multiplied by the number of shares subject to the outstanding PSU and RSU awards that would have vested as a result of the acceleration.

Director Compensation
During fiscal 2015, our non-employee director cash and equity compensation consisted of the following:
Cash Compensation

Meeting Fees*	Meeting Fee
In Person — Board Meeting	$3,000
In Person — Committee Meeting	$3,000
By Phone — Board Meeting and Board Calls	$1,000
By Phone — Committee Meeting	$1,000

Retainers*	Annual Retainer
Board Member	$20,000
Lead Director	$20,000
Audit Committee Chair	$15,000
Compensation Committee Chair	$12,500
Nominating and Corporate Governance Committee Chair	$12,500

*
Meeting fees and retainers are payable quarterly in arrears, and retainers are pro-rated for any partial period. Board meeting fees will only be paid once per scheduled meeting even if a meeting occurs over one or more days. Committee meeting fees will only be paid once per day even if more than one committee meeting is attended on such day.

Equity Compensation
Each non-employee director receives an annual equity award having a value of $225,000. The number of shares subject to the equity award is calculated by dividing $225,000 by the average closing price per share of our common stock during the 20 trading days preceding and including February 1. The equity award is granted on the first business day of March and will vest fully on June 1 of the following year. Each non-employee director may choose to receive a stock option or RSU award (or a combination of a stock option and an RSU award) with the number of shares subject to each award based on a 2.5:1 stock option to RSU ratio. Awards for new directors are pro-rated for partial year service and granted on the first business day of the month following the later of the initial date of service or the date on which such grant is approved. The value of the equity award is reviewed annually by the nominating and corporate governance committee and is subject to change.
During 2015, in accordance with this director compensation plan, the Board of Directors approved the following equity awards for the non-employee directors:

Director	Stock Options(1)	RSUs(1)
Amy Abernethy	—	1,569
Brandon Hull	3,923	—
Dev Ittycheria	—	1,569
John A. Kane	—	1,569
Jacqueline B. Kosecoff	—	1,569
James L. Mann(2)	—	—
David E. Robinson	—	1,569

(1)	The stock option and RSU awards were granted on March 2, 2015. The stock options have an exercise price of $129.25 per share. All of the awards fully vest on June 1, 2016.

(2)	Mr. Mann retired from the Board of Directors on June 10, 2015.
In addition to the cash and equity compensation described above, we reimburse each non-employee director for reasonable travel and other expenses in connection with attending meetings of the Board of Directors or committees thereof.
The following table sets forth information concerning the compensation of each non-employee director during the fiscal year ended December 31, 2015.
Director Compensation Table — 2015

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)(1)	Option Awards ($)(1)	Total ($)
Amy Abernethy	60,000	202,793	—	262,793
Brandon Hull	82,140	—	142,279	224,419
Dev Ittycheria	68,500	202,793	—	271,293
John A. Kane	75,000	202,793	—	277,793
Jacqueline B. Kosecoff	58,125	202,793	—	260,918
James L. Mann(2)	29,464	—	—	29,464
David E. Robinson	61,000	202,793	—	263,793

(1)
The amounts in this column represent the grant date fair value computed in accordance with ASC Topic 718. The assumptions used to calculate these amounts are set forth in Notes 1 and 10 to our consolidated financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2015. In 2015, each non-employee director was eligible to receive an equity award with a value of $225,000, calculated by dividing $225,000 by the average closing price per share of our common stock during the 20 trading days preceding and including January 30, 2015, which equaled $143.37 per share. The aggregate number of stock and option awards outstanding on December 31, 2015, for the non-employee directors, are as follows:

Name	Stock Awards	Option Awards
Amy Abernethy	1,569	—
Brandon Hull	—	23,565
Dev Ittycheria	1,569	—
John A. Kane	1,569	34,455
Jacqueline B. Kosecoff	1,569	—
James L. Mann	—	—
David E. Robinson	1,569	10,000

(2)	Mr. Mann retired from the Board of Directors on June 10, 2015.

Equity Compensation Plan Information
The following table sets forth information regarding our equity compensation plans in effect as of December 31, 2015.

Plan Category	Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants and Rights		Weighted-Average Exercise Price of Outstanding Options, Warrants and Rights		Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (Excluding Securities Reflected in Column (a))		Weighted-Average Remaining Contractual Life in Years
Equity compensation plans approved by security holders	2,647,014	(1)	$78.56	(2)	2,855,953	(3)	5.9
Equity compensation plans not approved by security holders(4)	63,641	(5)	92.19	(2)	527,784		4.0
Total	2,710,655		78.94		3,383,737		5.8

(1)
Includes 1,478,639 shares issuable upon the exercise of outstanding stock options and 1,132,750 shares subject to PSU and RSU awards granted under the 2007 Stock Option and Incentive Plan and 35,625 shares issuable upon the exercise of outstanding stock options granted under the 2000 Stock Option and Incentive Plan.

(2)	The weighted-average exercise price does not take into account the shares subject to PSU and RSU awards, which have no exercise price.

(3)
Includes 2,683,427 shares available for issuance pursuant to equity awards that could be granted in the future under the 2007 Stock Option and Incentive Plan and 172,526 shares available for issuance pursuant to equity awards that could be granted in the future under the 2007 Employee Stock Purchase Plan.

(4)
Consists of the Epocrates, Inc. 2010 Equity Incentive Plan (“Epocrates Plan”), which was assumed in connection with our acquisition of Epocrates in March of 2013. The Epocrates Plan provides for the grant of incentive stock options, nonstatutory stock options, stock appreciation rights, restricted stock awards, restricted stock unit awards, performance-based stock awards, and other forms of equity compensation, or collectively, stock awards. Additionally, the Epocrates Plan provides for the grant of performance-based cash awards. Only employees, consultants, or directors hired after the closing of the Epocrates acquisition, or any individual who was previously employed by Epocrates, are eligible to receive stock awards under the Epocrates Plan. Our Board of Directors, or a duly authorized committee thereof, has the authority to administer the Epocrates Plan, including determining recipients, dates of grant, strike price or purchase price of awards granted and the types of consideration to be paid for the award. In the event of certain specified significant transactions, the surviving or acquiring corporation may assume, continue or substitute similar stock awards for the outstanding stock awards granted under the Epocrates Plan. If the surviving or acquiring entity elects not to assume, continue or substitute such stock awards, then the stock awards will become fully vested.

(5)	Includes 43,505 shares issuable upon the exercise of outstanding stock options and 20,136 shares subject to RSUs granted under the Epocrates Plan.
OVERVIEW OF PROPOSALS
This Proxy Statement contains three proposals requiring shareholder action. Proposal 1 requests the election of two directors to the Board of Directors. Proposal 2 requests the ratification of the appointment of Deloitte LLP as our registered independent public accountant for the fiscal year ending December 31, 2016. Proposal 3 requests an advisory vote on the compensation of our NEOs. Each of the proposals is discussed in more detail in the pages that follow.

PROPOSAL 1
ELECTION OF DIRECTORS
The Board of Directors is divided into three classes. One class is elected each year at the annual meeting of shareholders for a term of three years. Vacancies on the Board of Directors are filled by the affirmative vote of a majority of the remaining directors. A director elected by the Board of Directors to fill a vacancy in a class shall hold office for the remainder of the full term of that class, and until the director’s successor is duly elected and qualified or until his or her earlier resignation, death, or removal.
The terms of the Class III directors are scheduled to expire at the upcoming Annual Meeting. Based on the recommendation of the nominating and corporate governance committee, the Board of Directors’ nominees for election by shareholders are the current Class III members: Dev Ittycheria and John A. Kane. If elected, each nominee will serve as a director until the annual meeting of shareholders in 2019 and until his successor is duly elected and qualified, or until his earlier death, resignation, or removal.
The names of and certain information about the directors in each of the three classes are set forth below. There are no family relationships among any of our directors or executive officers.
It is intended that the proxy in the form presented will be voted, unless otherwise indicated, for the election of the nominees for election as Class III directors to the Board of Directors. If any of the nominees should for any reason be unable or unwilling to serve at any time prior to the Annual Meeting, the proxies will be voted for the election of such substitute nominee as the Board of Directors may designate.
Nominees for Class III Directors
The names of the nominees for Class III directors and certain information about each are set forth below.

Name	Positions and Offices Held with athenahealth	Director Since	Age
Dev Ittycheria	Director	2010	49
John A. Kane	Director	2007	63
Directors Not Standing for Election
The names of and certain information about the members of the Board of Directors who are not standing for election at this year’s Annual Meeting are set forth below.

Name	Positions and Offices Held with athenahealth	Director Since	Class and Year in Which Term Will Expire	Age
Amy Abernethy	Director	2013	Class I - 2017	47
Jonathan Bush	Director, Chief Executive Officer, President, and Chairman of the Board of Directors	1997	Class I - 2017	47
Brandon Hull	Lead Director	1999	Class I - 2017	55
Jacqueline B. Kosecoff	Director	2012	Class II - 2018	66
David E. Robinson	Director	2011	Class II - 2018	72
Vote Required and Board of Directors’ Recommendation
Under the majority voting policy included in our corporate governance guidelines, any director nominee in an uncontested election must be elected by a majority of the votes cast in that election. As this is an uncontested election of directors, each candidate must receive a greater number of votes “for” his or her election than votes “withheld” from such election in order to be elected a director.
Our Board of Directors recommends that shareholders vote FOR the election of each of the nominees for Class III director listed above.

PROPOSAL 2
RATIFICATION OF APPOINTMENT OF INDEPENDENT AUDITORS
The audit committee has appointed Deloitte LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2016. The Board of Directors recommends that shareholders vote for ratification of this appointment. If this proposal is not approved at the Annual Meeting, the Board of Directors will reconsider its appointment. Even if the appointment is ratified, the audit committee may, in its discretion, direct the appointment of a different independent registered accounting firm at any time during the year if the audit committee determines that such a change would be in our shareholders’ best interests.
Deloitte LLP has audited our financial statements for the period from January 1, 2002, through the fiscal year ended December 31, 2015. We expect representatives of Deloitte LLP to be present at the Annual Meeting and available to respond to appropriate questions. They will have the opportunity to make a statement if they desire to do so.
Deloitte LLP Fees
The following table sets forth fees billed for professional audit services and other services rendered to us by Deloitte LLP and its affiliates for the fiscal years ended December 31, 2015 and 2014.

	Fiscal 2015	Fiscal 2014
Audit Fees	$1,815,740	$1,433,172
Audit-Related Fees	—	—
Tax Fees	467,314	443,373
All Other Fees	22,000	—
Total	$2,305,054	$1,876,545
Audit Fees.    Audit fees for both years consisted of audit work performed in connection with the audit of our annual financial statements and internal controls, the review of our interim financial statements, as well as work generally only the independent auditor can reasonably be expected to provide.
Audit-Related Fees.    There were no audit-related fees for fiscal 2015 or 2014.
Tax Fees.    Tax fees consisted principally of assistance with matters related to tax compliance, advice, and planning.
All Other Fees.    All other fees consisted of a subscription to "Bersin by Deloitte," a research and advisory membership program.
Pre-Approval of Audit and Permissible Non-Audit Services
The SEC’s rules permit the audit committee to pre-approve accounting services by establishing policies and procedures for audit and permissible non-audit services, provided that the policies and procedures are detailed as to the particular service, the audit committee is informed of each service, and such policies and procedures do not result in the delegation of the audit committee’s responsibilities to management. Accordingly, our audit committee has an Audit Committee Pre-Approval Policy for Audit and Non-Audit Services (the “Policy”), which sets forth the procedures and the conditions pursuant to which services proposed to be performed by the independent auditor may be pre-approved. Unless a type of service has been pre-approved pursuant to the Policy, it must be separately pre-approved by the audit committee before it may be provided by the independent auditor. Any proposed services exceeding pre-approved cost levels or budgeted amounts also require separate pre-approval by the audit committee.
The Policy describes in detail the audit, audit-related, tax, and all other permissible services that have the pre-approval of the audit committee. The Policy is designed to allow the audit committee to make a well-reasoned assessment of the impact of the services for which pre-approval is being sought on the auditor’s independence. The term of any pre-approval under the Policy is twelve months from the date of pre-approval, unless the audit committee considers a different period and specifically states otherwise. The audit committee will periodically revise the list of services pre-approved pursuant to the Policy, based on subsequent determinations. The audit committee does not delegate its responsibilities to pre-approve services performed by the independent auditor to management.
As provided in the SEC’s rules, the audit committee may delegate pre-approval authority to one or more of its independent members. If time constraints require pre-approval prior to the audit committee’s next scheduled meeting, the chairperson of the audit committee has the authority to grant such pre-approval, provided that the chairperson is independent, and, in accordance with the Policy, will report such a pre-approval decision to the audit committee at the next scheduled meeting.
All Deloitte LLP services and fees in fiscal 2015 and fiscal 2014 were pre-approved by the audit committee. The fees for the 2015 year-end audit were also approved by the audit committee.
Vote Required and Board of Directors’ Recommendation
The approval of Proposal 2 requires that a majority of the votes properly cast vote FOR this proposal. Shares that are voted “abstain” and broker “non-votes” will have no effect on this proposal.
Our Board of Directors recommends that shareholders vote FOR the ratification of the appointment of Deloitte LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2016.
Audit Committee Report
The audit committee operates under a written charter approved by the Board of Directors, which provides that its responsibilities include the oversight of the quality of our financial reports and other financial information and its compliance with legal and regulatory requirements; the appointment, compensation, and oversight of our independent registered public accounting firm, Deloitte LLP, including reviewing their independence; reviewing and approving the planned scope of our annual audit; reviewing and pre-approving any permissible non-audit services that may be performed by Deloitte LLP; the oversight of our internal audit function; reviewing with management and our independent registered public accounting firm the adequacy of internal financial controls; and reviewing our critical accounting policies and estimates and the application of accounting principles generally accepted in the United States of America.
The audit committee oversees our financial reporting process on behalf of the Board of Directors. Management is responsible for our internal controls, financial reporting process, and compliance with laws and regulations and ethical business standards. Deloitte LLP is responsible for performing an independent audit of our consolidated financial statements in accordance with the standards of the Public Company Accounting Oversight Board (United States) (“PCAOB”). The audit committee’s main responsibility is to monitor and oversee this process.
The audit committee reviewed and discussed our audited financial statements for the fiscal year ended December 31, 2015, with management. The audit committee discussed with Deloitte LLP the matters required to be discussed by the Statement on Auditing Standards No. 16, as amended, as adopted by the PCAOB in Rule 3200T, Communications with Audit Committees, and SEC Regulation S-X Rule 207, Communications with Audit Committees. The audit committee has received the written disclosures and the letter from the independent accountant prescribed by applicable requirements of the PCAOB regarding the independent accountant’s communications with the audit committee concerning independence, and has discussed with the independent accountant the independent accountant’s independence.
The audit committee considered any fees paid to Deloitte LLP for the provision of permissible non-audit related services and does not believe that these fees compromise Deloitte LLP’s independence in performing the audit.
Based on the review and discussions referred to above, the audit committee recommended to the Board of Directors that such audited financial statements be included in our Annual Report on Form 10-K for the year ended December 31, 2015, for filing with the SEC.
THE AUDIT COMMITTEE
John A. Kane (Chair)
Amy Abernethy
Brandon Hull
David E. Robinson

The information contained in this report shall not be deemed to be soliciting material and shall not be deemed filed or incorporated by reference into any of our other filings under the Exchange Act or the Securities Act, except to the extent that we specifically incorporate it by reference into such filing.

PROPOSAL 3
ADVISORY VOTE ON EXECUTIVE COMPENSATION
We are requesting shareholder approval of the 2015 compensation of our named executive officers as disclosed in this Proxy Statement, including in the Compensation Discussion and Analysis, the compensation tables, and the accompanying narrative discussion. We strongly urge you to read the Compensation Discussion and Analysis, which describes our executive compensation program in detail. Highlights of our executive compensation program include:

•	Competitive and Market Based — We use market data to set competitive but market-reasonable compensation for our executive officers.

•
Pay for Performance — We use scorecards with pre-established financial and operational metrics for cash bonuses. Our scorecards are excellent report cards for our performance for each year and they measure key performance indicators required for long-term success.

•	Balanced Compensation — Cash and equity awards are carefully balanced to establish appropriate incentives to drive short- and long-term performance, as well as employee retention.

•
Alignment with shareholders — Metrics and targets used to set compensation focus on financial and operational performance crucial to growth and designed to align the interests of our executive officers and shareholders.

•
Continual Improvement — Our compensation plans are reviewed and revised annually based on market surveys and the plans’ demonstrated effectiveness. We continue to adopt compensation governance practices that are in keeping with market best practice to better manage and mitigate executive compensation risk.

At our 2011 annual shareholder meeting, our shareholders voted to hold an advisory vote on executive compensation every year. As previously announced, our Board of Directors has decided to hold this advisory vote annually, with the next such vote to occur at our 2017 annual meeting of shareholders.
Vote Required and Board of Directors’ Recommendation
This vote is advisory and will not be binding on the Board of Directors. However, our Board of Directors values input from shareholders on our executive compensation program, and our compensation committee will consider the outcome of the vote when making future executive compensation decisions.
The approval of Proposal 3 requires that a majority of the votes properly cast vote FOR this proposal. Shares that are voted “abstain” and broker “non-votes” will have no effect on this proposal.

The Board of Directors recommends that shareholders vote FOR the 2015 compensation of our named executive officers as disclosed in this Proxy Statement pursuant to the SEC’s compensation disclosure rules, including in the Compensation Discussion and Analysis, the compensation tables, and the accompanying narrative disclosures.
HOUSEHOLDING OF PROXY MATERIALS
Some banks, brokers, and other nominee record holders may be participating in the practice of “householding” proxy statements and annual reports. This means that only one copy of the Notice of Internet Availability of Proxy Materials, Proxy Statement, and Annual Report on Form 10-K for the year ended December 31, 2015, as applicable, is being delivered to multiple shareholders sharing an address unless we have received contrary instructions. We will promptly deliver a separate copy of any of these documents to you if you write to us at 311 Arsenal Street, Watertown, MA 02472, Attention: Secretary or call us at (617) 402-1000. If you want to receive separate copies of the Notice of Internet Availability of Proxy Materials, Proxy Statement, or Annual Report on Form 10-K in the future, or if you are receiving multiple copies and would like to receive only one copy for your household, you should contact your bank, broker, or other nominee record holder, or you may contact us at the above address or telephone number.

DIRECTIONS

From the Massachusetts Turnpike going West:

•	Take the Turnpike to Exit 17 and follow the signs towards “Watertown” (that is, stay in one of the two right lanes). This is Galen Street.

•	Follow Galen Street until you come to a five-way intersection (immediately after crossing the Charles River) and take a sharp right onto Charles River Road.

•
At the next traffic light, cross North Beacon St. and enter the Arsenal on the Charles campus. 311 Arsenal Street is the first brick building straight ahead as you enter the campus. You can either enter our parking lot and park in an “athenahealth, Inc. for Visitors only” parking space or in the parking garage at the end of the lot.

From the Massachusetts Turnpike going East:

•	Take the Turnpike to Exit 17 (Newton/Watertown). At the top of the ramp, go straight but get in the second lane from the left.

•
Turn LEFT back over the Mass Pike and immediately get in one of the two rightmost lanes. Be careful in merging to the right, as traffic in those lanes can be heavy. Once in one of the right lanes, continue straight toward Galen Street (to Watertown Square).

•	Follow Galen Street until you come to a five-way intersection (immediately after crossing the Charles River) and take a sharp right onto Charles River Road.

•
At the next traffic light, cross North Beacon St. and enter the Arsenal on the Charles campus. 311 Arsenal Street is the first brick building straight ahead as you enter the campus. You can either enter our parking lot and park in an “athenahealth, Inc. for Visitors only” parking space or in the parking garage at the end of the lot.

ATHENAHEALTH, INC.
311 ARSENAL STREET
WATERTOWN, MA 02472

VOTE BY INTERNET - www.proxyvote.com
Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 p.m. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS
If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 p.m. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

E08056-P76130

KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

ATHENAHEALTH, INC.

The Board of Directors recommends you vote FOR proposal 1.

	For All	Withhold All	For All Except
1. Elect two directors to serve as Class III directors for a term of three years and until their successors are duly elected and qualified, subject to their earlier resignation or removal.	☐	☐	☐

To withhold authority to vote for any individual nominee(s), mark "For All Except" and write the number(s) of the nominee(s) on the line below.

____

Nominees:

01) Dev Ittycheria
02) John Kane

The Board of Directors recommends you vote FOR proposals 2 and 3.

NOTE: Transact other business as may properly come before the meeting. In their discretion, the proxies are authorized to vote upon such other business as may properly come before the meeting or any adjournment or postponement thereof.

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

E08057-P76130

athenahealth, Inc.
Annual Meeting of Shareholders
June 14, 2016 5:00 PM EDT
This proxy is solicited by the Board of Directors

The undersigned hereby appoints Dan Haley and Kristi A. Matus as proxies, each with full power of substitution, and hereby authorizes them to represent and vote, as designated on the reverse side of this ballot, all of the shares of common stock of athenahealth, Inc. held of record by the undersigned on April 15, 2016, at the Annual Meeting of Shareholders to be held at our headquarters located at 311 Arsenal Street, Watertown, MA 02472, on June 14, 2016, or any adjournment or postponement thereof.

This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, this proxy will be voted in accordance with the Board of Directors' recommendations.

Continued and to be signed on reverse side